As filed with the Securities and Exchange Commission on August 17, 2009

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PHL VARIABLE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Connecticut	6311	06-1045829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One American Row

Hartford, CT 06102

(800) 447-4312

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Beers, Esq.

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

(860) 403-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practicable after the registration statement becomes effective.

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in contingent group deferred annuity contracts	*	*	$5,000,000.00	$279.00

*	The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.
**	Registration fee paid concurrently with the filing of the Registration Statement on August 17, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Phoenix Guaranteed Income EdgeSM

An Insurance Guarantee Issued by:

PHL Variable Insurance Company

The Phoenix Guaranteed Income EdgeSM (“Income Edge”) described in this prospectus is an insurance certificate offered to investment advisory clients of Investors Capital Advisory Services who have established an account with certain model portfolios eligible for the Income Edge (referred to as an “Account”). Subject to certain conditions, the Income Edge guarantees predictable lifetime income payments regardless of the actual performance or value of a client’s Account.

This prospectus provides important information that a prospective purchaser of an Income Edge should know before investing. Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Income Edge is issued by PHL Variable Insurance Company (“PHL Variable”). It is not a bank deposit guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the Income Edge is subject to certain risks. Please see the “Risk Factors” section on page 7.

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. However, we believe that, in general, (i) the tax treatment of transactions involving investments in your Account more likely than not will be the same as in the absence of the Income Edge, and (ii) assuming that the Income Edge is an annuity contract for tax purposes, which is how we intend to treat it for Federal tax reporting purposes, payments under the Income Edge should be treated as ordinary income that is taxable to the extent provided under the tax rules for annuities. We have asked the Internal Revenue Service for specific guidance on these issues that may relate to the Income Edge issued outside an Individual Retirement Account; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. Should this occur, policyholders would be notified. At this time, we can provide no assurances, however, that the Internal Revenue Service will agree with the forgoing interpretations of law or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing your Income Edge. See “Taxation of the Income Edge” at page 29 for a discussion of the tax consequences of the Income Edge.

PHL Variable will offer the Income Edge through its affiliate, Phoenix Equity Planning Corporation (“PEPCO”), which is the principal underwriter. The Income Edge is offered only to investment advisory clients of Investors Capital Advisory Services. Prospective purchasers may apply to purchase an Income Edge only through Investors Capital Corporation, the registered broker-dealer firm of which Investors Capital Advisory Services is a part. Investors Capital Corporation has entered into a selling agreement with PEPCO in order to offer the Income Edge to investment advisory clients of Investors Capital Advisory Services.

PHL Variable Insurance Company
One American Row PO Box 5056 Hartford, CT 06102-5056
Tel. 800/866-0753

Preliminary Prospectus dated August 17, 2009

TABLE OF CONTENTS

Heading		Page

Phoenix Guaranteed Income Edge		4
Summary of the Certificate		4
	How Does the Income Edge Work?	4
	What Does the Income Edge Cost?	5
Incorporation of Certain Documents by Reference		6
Risk Factors		7
The Income Edge Certificate		10
1.	Purchasing a Income Edge	11
	How Do You Purchase An Income Edge?	11
	What If You Want To Purchase An Income Edge For Your Individual Retirement Account?	11
2.	How Does Your Income Edge Work?	12
3.	Investors Capital and the Model Portfolios	12
	About Investors Capital	12
	About the Investor Protector Program	12
	How Does the Income Edge Relate To Your Account?	15
	How Will Investors Capital Manage Your Investments in the Account if You Purchase an Income Edge?	15
	What Happens if Your Account is Managed in a Manner Unacceptable to Us?	15
	What Happens if Your Contributions, Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Permitted Ranges?	15
	What Happens if the Value of Your Account Is Too Low for Investors Capital to Invest within the Permitted Ranges?	15
	Why Will Your Guarantee Terminate if Investors Capital Does Not Manage Your Account Within the Permitted Ranges?	16
4.	Annual Income Edge Fee	16
5.	Withdrawals From Your Account	18
	How Do You Structure Withdrawals From Your Account?	18
	How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?	18
	How Much Should You Withdraw From Your Account Each Year?	19
	How Do You Calculate How Much You Have Left To Withdraw In Any Calendar Year Without Reducing Your Retirement Income Base?	19
	Withdrawals Prior to the Retirement Income Date	19
	Withdrawals On or After the Retirement Income Date	20
	The Importance of Managing Your Withdrawals	20
	The Importance of Considering When to Start Making Withdrawals	20
6.	Retirement Income Amount	21
	How Is Your “Retirement Income Amount” Calculated?	21
	Can Your Retirement Income Amount Decrease?	21
	Can Your Retirement Income Amount Increase?	21
7.	Increases In Your Retirement Income Base	21
	Increases From Additional Contributions To Your Account	21
	Increases As A Result Of The Annual Optional Increase	24
8.	Income Edge Payments On or After the Retirement Income Date	25
	If Your Account Value is Reduced To $0 As A Result of Withdrawals Within The Limits Of The Income Edge And/Or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?	25
	What If You Die Before Your Account Investments Are Reduced to $0?	26
General Information		26
Determining Whether a Income Edge Is Right for You		26
Divorce of Joint Spousal Owners of a Income Edge		26
Termination of the Income Edge		28
Miscellaneous Provisions		28
	Periodic Communications to Certificate owners	28
	Amendments to the Certificate	28
	Assignments	29
Taxation of the Income Edge		29
	Non-Qualified Income Edge	29
	Qualified Income Edge	30

Phoenix Guaranteed Income Edge (“Income Edge”)

Certain terms used in this prospectus have specific and important meanings. You will find in the back of this prospectus a listing of all of the terms and the page on which the meaning of each term is explained.

A group annuity contract will be issued to Investors Capital Holdings, Ltd., a Delaware holding company which is the parent of Investors Capital Corporation and/or to Investors Capital Corporation. In most states, Phoenix Guaranteed Income Edge certificates are issued under such group contract to investment advisory clients of Investors Capital Advisory Services (“Investors Capital”) who elect to purchase the Income Edge. In some states, however, we may issue an individual annuity contract to each purchaser. “Income Edge”, “Income Edge certificate” or “certificate” means the Phoenix Guaranteed Income Edge certificate described in this prospectus or, in those states where individual contracts are issued, such individual contract.

“We” or “us” means PHL Variable Insurance Company. “You” or “your” means the owner (or, if applicable, the joint spousal owners) of an Income Edge certificate described in this prospectus.

“Account” means your Investors Capital Investor ProtectorSM investment advisory account, if your account is eligible for the Income Edge.

It is important for you to understand how the Income Edge works and your rights and obligations under the Income Edge. We have tried to anticipate some of the questions you may have when reading the prospectus. You will find these questions and corresponding explanations throughout the prospectus.

Summary of the Income Edge

The following is a summary of the Income Edge. You should read the entire prospectus.

The Phoenix Guaranteed Income Edge (“Income Edge”) is an insurance certificate offered to investment advisory clients of Investors Capital who have opened an Investor Protector account. There are currently four model portfolios eligible for use with the Income Edge. These model portfolios are referred to as “Asset Allocation Strategies” in the certificates. If you purchase an Income Edge, your assets will be invested in accordance with the model portfolio you select. Your assets will be held in a brokerage account that is referred to as your “Account” in this prospectus. The Income Edge is designed for Investors Capital clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments by providing continuing income payments if your Account value is reduced to $0 by withdrawals (if such withdrawals are limited in accordance with the terms of the Income Edge certificate) and/or poor investment performance while you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) are living. There is an annual fee for the Income Edge. The limitations on the amount and timing of withdrawals are discussed below. There is a $100,000 minimum required to open an Account.

How Does the Income Edge Work?

The Income Edge provides continuing lifetime income payments if your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance. The Income Edge has no cash value. Subject to certain conditions, continuing lifetime income payments will begin if, and when, your Account value is reduced to $0 while you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) are still living.

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You can apply to purchase an Income Edge when you open your Account or at any time thereafter. When you purchase an Income Edge, we establish a “Retirement Income Base” for you. To be covered by the Income Edge, the assets in your Account must be “Covered Assets,” meaning that they must be invested in accordance with one of the four model portfolios established by Investors Capital. The amount of your Retirement Income Base is equal to your Account value on the date we issue your certificate, the “certificate effective date”. The Retirement Income Base may increase each time you make additional contributions to your Account or you do not decline an Annual Optional Increase that occurs on any anniversary of the certificate effective date, each a “certificate anniversary date”.

❖	It is important to note that the Income Edge has no cash value. Rather, you own the assets in your Account.

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You may take withdrawals from your Account at any time and in any amount. (As with any investment account, you must liquidate investments to provide for withdrawals.) However, any withdrawals before the Retirement Income Date, which is the later of the certificate effective date or your 65th birthday (or, if you own your certificate jointly with your spouse, the younger spouse’s 65th birthday) and any withdrawals in excess of 5% of your Retirement Income Base during any calendar year on or after the Retirement Income Date, will reduce your Retirement Income Base. Such reductions in your Retirement Income Base will, in turn, reduce the potential benefit of your Income Edge certificate. To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider whether to wait until the Retirement Income Date to begin taking withdrawals and thereafter limit your annual withdrawals to 5% of your Retirement Income Base during any calendar year. Withdrawals from an Account that is an Individual Retirement Account (“IRA”) may be subject to Federal tax consequences. You should consult a tax advisor before taking a withdrawal from your Individual Retirement Account.

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In the event that your Account value is reduced to $0 by withdrawals on or after the Retirement Income Date (within the limits of the certificate) and/or poor investment performance before or after the Retirement Income Date, PHL Variable Insurance Company will provide you with lifetime income payments in the amount of 5% of the Retirement Income Base each calendar year, until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die.

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Lifetime income payments under your Income Edge are “contingent” because they are triggered only if the withdrawals (within the limits of the certificate) and/or poor investment performance reduce your Account value to $0 within your lifetime (or, if you have purchased the Spousal Income Guarantee, you and your spouse’s lifetime). If this contingency does not occur, you will never receive any payments from us and your guarantee will have no value.

Example:

A basic illustration of how the Income Edge works is provided below. More detailed examples are provided throughout this prospectus. The illustration assumes that you apply to purchase an Income Edge at the same time you open your Account. You are 55 years old. You indicate that you will be the sole owner of the Account. Your Retirement Income Base will equal your Account value on the date we issue the certificate, the “certificate effective date”. On the certificate effective date your Account value is $500,000, so your Retirement Income Base will equal $500,000. You do not make additional contributions after the certificate effective date.

You wait ten years until you reach your Retirement Income Date before you begin to take withdrawals from your Account to provide income payments for your retirement (or other long-term purposes). Your Account appreciates over this ten-year period, but because you do not make any additional contributions to your Account and you reject the Annual Optional Increase that would otherwise occur on any certificate anniversary date, your Retirement Income Base remains at $500,000. You begin taking annual systematic withdrawals from your Account in the amount of $25,000, your Retirement Income Amount. Your Retirement Income Amount is equal to 5% of your Retirement Income Base and represents the maximum amount that may be withdrawn annually without reducing your Retirement Income Base on or after the Retirement Income Date.

You continue to take annual withdrawals from your Account of $25,000 a year until you are 85 years old, by which time you have completely liquidated your Account due to the combined impact of the annual withdrawal of the Retirement Income Amount and a prolonged market downturn. Although your Account value has been reduced to $0, your annual income payments of $25,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount of 5% of the Retirement Income Base. These payments continue until your death which, for purposes of this illustration, is assumed to be at age 95.

The sample illustration above uses age 55 as the age at purchase. You should note that a younger Income Edge purchaser (i.e., one who is under the age of 65) will pay more in Income Edge fees over the lifetime of the Certificate for the same potential benefits received by an older Income Edge purchaser.

What Does the Income Edge Cost?

When you purchase your Income Edge you are required to pay an annual fee that is payable, quarterly in advance, to us on the first day of each calendar quarter. When you purchase a certificate, the annual Income Edge fee is charged to your Account on the certificate effective date, prorated based on the number of days remaining in the calendar quarter. In contrast, the Account fee and the financial advisor consulting fee for the quarter in which you open an Account with Investors Capital are assessed quarterly in advance. There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee. If you and your spouse jointly purchase an Income Edge, you will be charged the fee for the Spousal Income Guarantee, which is generally higher than the fee for the Individual Income Guarantee.

How is the Income Edge fee percentage for my certificate determined?

Generally, the Income Edge fee (which is calculated on the certificate effective date and then on the first day of each calendar quarter as a percentage of the Retirement Income Base on the date of calculation) depends on the model portfolio in which your Account is invested and which version of the Income Edge, individual or spousal, you have. Your Account can be invested in only one model portfolio at any one time. The guaranteed maximum Income Edge fee percentage for each model portfolio, on an annual basis, is 3.00% for either the Individual Income Guarantee or the Spousal Income Guarantee. You should assume that the guaranteed maximum fee percentage will be charged unless we are offering a lower fee percentage at the time you elect the certificate. You will receive information about any lower fee percentages available when you elect your certificate. Because your certificate may be issued on a day other than the day you complete certificate enrollment and the fee percentages in effect may change in the time between enrollment and the certificate effective date, you should review the specifications page of your certificate to see the Income Edge fee percentage that will apply at issue. This fee percentage will be shown on the specifications page.

As described below, certain transactions may change the Income Edge fee percentage that applies to your certificate at certain points in time; however, in no event will the fee percentage exceed the maximum of 3.00%. You can obtain the fee percentages in effect at any time by contacting your financial advisor or Investors Capital, or by contacting PHL Variable at the number shown on the front of this prospectus.

Your Income Edge fee percentage will be reset if you make an additional contribution, exercise the Annual Optional Increase, or transfer your Account value to a different model portfolio. The new Income Edge fee percentage following one of those transactions will be based, fully or in part, on the Income Edge fee percentage currently in effect for the model portfolio in which your Account is invested immediately following the transaction. The new Income Edge fee percentage will apply on the first day of the following calendar quarter unless another contribution, Annual Optional Increase, or transfer were to occur during the quarter, in which case the Income Edge fee percentage will be reset again. In the case of an additional contribution, the reset Income Edge fee percentage will be a weighted average of the Income Edge fee percentage that applied to your certificate prior to the additional contribution and the Income Edge fee percentage in effect for the model portfolio in which you are invested at the time of the contribution. Following an Annual Optional Increase, the reset Income Edge fee percentage will be a weighted average of the fee percentage that applied to your certificate prior to the Annual Optional Increase and the Income Edge fee percentage in effect for the model portfolio in which you are invested at the time of the Annual Optional Increase. In the case of a transfer, the reset Income Edge fee percentage will be the Income Edge fee percentage in effect for the model portfolio to which you are transferring.

For a complete description of the annual Income Edge fee including the effect of transfers, additional contributions, and the Annual Optional Increase on the fee percentage you will be charged, see Annual Income Edge Fee later in this prospectus.

Additional fees related to your Account

In addition to the Income Edge fees, your Account will also be charged the Investor Protector Program fee, a financial advisor consulting fee, and any fees associated with the underlying investments held in your Account. The Investor Protector Program fee is the fee you agree to pay Investors Capital for managing your Account which, as of the date of this prospectus, includes the Investors Capital advisory fee, a sponsor fee, the administrative fee, and the clearing and custody fee. The Investor Protector Program fee would be charged in the absence of the Income Edge certificate. The financial advisor consulting fee is the fee charged by your financial advisor for providing you with financial advice regarding your investments. Withdrawals from your Account of up to 1.85% of your Account value each calendar year to pay the Investor Protector Program fee and the financial advisor consulting fee will not reduce your Retirement Income Base. Fees may also arise from the underlying investments held in your Account, such as mutual fund fees if your Account holds mutual fund shares.

Incorporation of Certain Documents by Reference

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K, as amended by Form 10-K/A filed on August 14, 2009, for the year ended December 31, 2008, our current Quarterly Report on Form 10-Q for the period ended June 30, 2009 (File Number 333-20277), and the definitive proxy statement filed by the Phoenix Companies, Inc. pursuant to Regulation 14A on March 16, 2009 (File Number 001-16517).

      You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to the Company at: Investor Relations, One American Row P.O. Box 5056 Hartford, CT 06102-5056, or telephoning the Company at 800-490-4258. You may also access the incorporated documents at the following web pages: https://www.phoenixwm.phl.com/public/products/regulatory/index.jsp and the “Investor Relations” page of The Phoenix Companies, Inc. website at www.phoenixwm.com.

The Company electronically files its Annual Report on Form 10-K, as well its Quarterly Reports on Form 10-Q, with the SEC. The Phoenix Companies, Inc. electronically files its proxy statement with the SEC. The SEC maintains a website that contains reports, information statements, and other information regarding issuers that file electronically with the SEC; the address of the website is http://www.sec.gov. The public may also read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Risk Factors

Income Edge Lifetime Income Payments

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The assets in your Account must be invested in accordance with one of the four model portfolios to be covered by Income Edge. Each model portfolio is subject to limits on the amounts and types of investments. We call these limits “Permitted Ranges”. See “Investors Capital and the Model Portfolios” later in this prospectus. Your Account could fail to be invested in accordance with the Permitted Ranges for a variety of reasons including

•	reasons you control, such as contributing non-Covered Assets to your Account,

•	reasons controlled by or related to Investors Capital, such as making investments outside the Permitted Ranges, or the inability to continue to provide the model portfolios for any reason, or

•	reasons outside your control and that of Investors Capital, such as the model portfolios becoming inappropriate for your investment advisory account due to market conditions or other factors.

Regardless of the reason, if at any time (other than during the Liquidation Period, as discussed below), 100% of your Account investments are not invested in accordance with the Permitted Ranges, your Income Edge will terminate five Business Days later and you will lose your benefits under the Income Edge. We are not required to provide you with any notice that your Income Edge is affected by any of these circumstances prior to termination of your Income Edge.

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The asset allocation strategies underlying the model portfolios eligible for Income Edge are designed to provide steady returns that limit both upside and downside potential thereby minimizing the risk to the Company that your Account value will be reduced to $0 before you die, and that the Company would therefore be obligated to begin making lifetime income payments to you (subject to the conditions described in this Prospectus). Accordingly, a significant risk against which the Income Edge protects, i.e., that your Account value will be reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance and that you live beyond the age when your Account value is reduced to $0, may be minimal.

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Because the asset allocation strategies and the limits on the amount you may withdraw annually without reducing your Retirement Income Base lessen the risk that your Account value will be reduced to $0 while you are still alive, there is a low probability that we are required to make any payments to you under your Income Edge.

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The Income Edge is designed to protect you from outliving the assets in your Account. If you terminate the Income Edge or die before your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance, neither you nor your estate will receive any payments from us under your Income Edge, nor will your Income Edge provide for any cash value build-up to provide income payments.

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If your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance while you are still living, and you therefore receive lifetime income payments from us under your Income Edge, there is a risk that the total amount of the lifetime income payments you receive will not exceed the total Income Edge fees you have paid.

Tax Consequences

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. We intend to treat your Income Edge as an annuity contract in reporting taxable income attributable to the Income Edge to you and to the Internal Revenue Service. Assuming the Income Edge is correctly treated as an annuity contract for tax purposes, any Income Edge payments made to you after your Account value has been reduced to $0 will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities. We believe that, in general, the tax treatment of transactions involving investments in your Account more likely than not will be the same as it would be in the absence of the Income Edge. We have asked the Internal Revenue Service for specific guidance on these issues that may relate specifically to the Income Edge issued outside an IRA; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. At this time, we can provide no assurances, however, that the Internal Revenue Service will agree with the forgoing interpretations of law or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing your Income Edge. See “Taxation of the Income Edge” later in this prospectus for a discussion of the tax consequences.

Financial Strength of PHL Variable Insurance Company

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The Income Edge is not a separate account product. This means that the assets at PHL Variable Insurance Company supporting the Income Edge are not held in a segregated account for the exclusive benefit of Income Edge certificate holders and are not insulated from the claims of the Company’s third party creditors. Your lifetime income payments (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. Under Connecticut law, life insurance companies, including PHL Variable, are required to hold a specified amount of reserves in order to meet the contractual obligations of their general account to contract owners. State insurance regulators also require life insurance companies to maintain a minimum amount of capital, which acts as a cushion in the event that the insurer suffers a financial impairment, based on the inherent risks in the insurer’s operations. These risks include those associated with losses that an insurer could incur as the result of its own investment of its general account assets, which could include bonds, mortgages, general real estate investments, and stocks.

The financial strength of PHL Variable Insurance Company is currently rated by three nationally recognized statistical rating organizations (“NRSRO”). The NRSRO ratings are not specific to the Income Edge certificate and your lifetime income payments, if any. Useful information about PHL Variable’s financial strength, including our current financial strength ratings and information on our general account portfolio of investments, can be found on our website (www.Phoenixwm.com). Additionally, you may obtain information on our financial condition and our financial strength ratings by reviewing Form 10-K as amended by Form 10-K/A filed on August 14, 2009, the Annual Report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2008, and our current Quarterly Report of Form 10-Q for the period ended June 30, 2009, which are incorporated by reference into this prospectus. See Incorporation of Certain Documents by Reference, which appears previously in this prospectus.

Increases To Your Retirement Income Base

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Your Retirement Income Base does not automatically increase when the assets in your Account appreciate in value. Your Retirement Income Base only increases if you make additional contributions to your Account or you do not decline the Annual Optional Increase on a certificate anniversary date (and potentially thereafter pay higher Income Edge fees). Therefore, there is a risk that your Retirement Income Base will not increase while you own your Income Edge.

Withdrawals

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If you make any withdrawals from your Account before your Retirement Income Date, or you make withdrawals on or after your Retirement Income Date that exceed your Retirement Income Amount (or, if greater, the RMD), the amount of lifetime income payments that you could receive under your Income Edge, if any, may be reduced. Accordingly, withdrawals must be carefully managed to avoid decreasing the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interest. However, due to the long-term nature of the Income Edge, there is a risk that you may need funds prior to your Retirement Income Date, or in an amount in excess of your Retirement Income Amount on or after your Retirement Income Date, and that if you do not have sources of income other than your Account available, you may need to make withdrawals from your Account that will reduce the amount of any lifetime income benefit payments you may receive under your Income Edge.

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You should be aware that any sale, exchange or transfer of your investments in the Account to pay fees other than the Income Edge fee, the Investor Protector Program fee, and the financial advisor consulting fee will be treated as withdrawals from your Account, which may decrease the amount of your Retirement Income Base and Retirement Income Amount. In addition, if the financial advisor consulting fee and the Program fee together equal an amount greater than 1.85% of your Account value in any calendar year, then any sale, exchange, or transfer of your Account investments to pay the portion of the financial advisor consulting fee and Program fee in excess of this amount will be treated as a withdrawal from your Account. The Income Edge fee is the fee that we charge you for the benefits guaranteed to you under the Income Edge certificate. The Investor Protector Program fee is the fee charged for the Account and would be charged even in the absence of the Income Edge certificate. For more information on the Investor Protector Program fee, please see the Schedule F to the Investors Capital Form ADV. The Schedule F may be obtained by writing to Investors Capital at 230 Broadway, Lynnfield, MA 01940 or by calling 1-800-949-1422. The financial advisor consulting fee is the asset-based fee paid to your financial advisor for providing you financial advice regarding your investments. You should note that there is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.

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If you take any withdrawals from your Account before the Retirement Income Date or withdraw an amount from your Account in excess of the Retirement Income Amount (or, if greater, the RMD) in any calendar year on or after the Retirement Income Date, you will reduce your Retirement Income Base in the same proportion as you have reduced your Account value by the withdrawals. If a withdrawal in excess of the Retirement Income Amount reduces your Account value to zero, your Retirement Income Base will be reduced to zero and your guarantee will terminate. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. Moreover, the extent to which your Retirement Income Base may decrease may be affected by other factors, such as taking one or more excess withdrawals in a calendar year. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call Investors Capital at 1-800-949-1422 for information about your Retirement Income Base.

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On or after the Retirement Income Date, the longer you wait to start making withdrawals from your Account, the less likely you will benefit from your Income Edge because of decreasing life expectancy. Conversely, the longer you wait to begin making withdrawals, the more opportunities you will have to take advantage of any appreciation of your Account value by exercising the Annual Optional Increase and locking in a higher Retirement Income Base. You should, of course, carefully consider when to begin making withdrawals, but there is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

❖

If, on or after the Retirement Income Date, you do not withdraw the entire Retirement Income Amount in any calendar year, you ARE NOT permitted to increase the Retirement Income Amount by the amount not withdrawn in the prior calendar year in the next calendar year. Any withdrawals, individually or in the aggregate, in excess of the Retirement Income Amount (or, if greater, the RMD) in any calendar year will reduce your Retirement Income Base.

Asset Allocation Strategies in the Account

❖

The four asset allocation strategies eligible for coverage under the Income Edge are generally designed to provide consistent returns thereby minimizing the risk to the Company that your Account value will be reduced to $0, which would obligate the Company to make lifetime income payments to you until death. In minimizing the Company’s payout risk, the asset allocation strategies may also limit the potential for your investments to appreciate. You may earn a higher rate of return with an asset allocation strategy not eligible for coverage under the Income Edge.

❖

Investors Capital will invest the assets in your Account in accordance with the asset allocation strategy you select, subject to its suitability review. This suitability review may result in Investors Capital changing an asset allocation strategy and the corresponding model portfolio in a way that PHL Variable does not accept for purposes of the certificate. As a result, an asset allocation strategy you choose for use with the certificate may not always be available. Investors Capital has agreed to certain permitted ranges of investments for the asset allocation strategies eligible for use with the Income Edge (“Permitted Ranges”). The Permitted Ranges for the four model portfolios available with the certificate are shown in the section called “About the Account”. Your Account could fail to be invested in accordance with the Permitted Ranges for a variety of reasons including

•	reasons you control, such as contributing non-Covered Assets to your Account,

•	reasons controlled by or related to Investors Capital, such as making investments outside the Permitted Ranges, or the inability to continue to provide the model portfolios for any reason, or

•	reasons outside your control and that of Investors Capital, such as the model portfolios becoming inappropriate for your investment advisory account due to market conditions or other factors.

Regardless of the reason, if at any time (other than during the Liquidation Period as described below), 100% of your Account investments are not invested in accordance with these Permitted Ranges your Income Edge will terminate five Business Days after such time.

❖

Investors Capital may propose an adjustment to a model portfolio, such as a change in the investments and/or the Permitted Ranges that PHL Variable accepts. Such a change may also cause PHL Variable to change the Income Edge fee percentage for the affected model portfolio. The new fee would apply to your certificate as of your initial investment in the affected model portfolio following the change, or if you are already invested in the affected model portfolio, upon making an additional contribution to the Account or upon the Annual Optional Increase. You would receive notice of any such change.

❖

If you become dissatisfied with the asset allocation strategy and the corresponding model portfolio in accordance with which the assets in your Account are invested and you make withdrawals to invest in another investment account or other asset allocation strategy not eligible for use with the Income Edge, such withdrawals may reduce the Retirement Income Base and Retirement Income Amount. See “Withdrawals from Your Account” later in this prospectus. In addition, such withdrawals may have tax consequences. See “Taxation of the Income Edge” later in this prospectus for a discussion of the tax consequences of the Income Edge.

Timing Issues

❖

When you first purchase your Income Edge, the Retirement Income Base is determined as of the close of business on the first business day on which (i) your Account is invested in accordance with a model portfolio eligible for use with the Income Edge AND (ii) your Income Edge application is accepted by us. Therefore, the determination of your Retirement Income Base may be delayed if you contribute securities or other non-cash assets that must be converted to cash so that such cash may be invested in accordance with a model portfolio. There is a risk that the value of your initial contribution into your Account will decrease before the Income Edge certificate effective date and therefore your Retirement Income Base will be less than the dollar amount of your initial contribution due to the timing of the account opening process.

❖

If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are sold and the proceeds invested in Covered Assets which sale and investment must occur within the Liquidation Period. The Liquidation Period is the period within which you will be required to liquidate and reinvest your assets as necessary so they are Covered Assets or transfer the assets out of the Account into another account. The Liquidation Period is currently thirty calendar days. If Investors Capital determines that the assets cannot be sold and the proceeds invested in Covered Assets within such period then the assets will be refunded to you or remain in the Account and not be eligible for the Income Edge.

❖

If you purchase an Income Edge and your Account value decreases to $0 prior to the Retirement Income Date, we are not required to begin making lifetime payments (if any) to you until one month after your Retirement Income Date. If you (or, if you have purchased the Spousal Income Guarantee, both you and your surviving spouse) die before the Retirement Income Date, your Income Edge will terminate and you will receive no lifetime income payments from us and your Income Edge will terminate without any value.

❖

On or after the Retirement Income Date, we calculate the Retirement Income Amount as 5% of the Retirement Income Base as of January 1 of each calendar year. If you make additional contributions or we apply the Annual Optional Increase on a certificate anniversary, your Retirement Income Base will be increased on that date, in a proportionate amount, based on the amount of the contribution or increase and the number of days left in that calendar year. If you make contributions or we apply the Annual Optional Increase, you should be aware that your Retirement Income Amount will change and there is a risk you will inadvertently reduce your Retirement Income Base due to an excessive withdrawal.

Income Edge Fee

❖

There is a risk that the Income Edge fee percentage that will be applied to any increases in your Retirement Income Base resulting from additional contributions to your Account and/or the Annual Optional Increase and/or transfer of your Account value to a different model portfolio will be a higher percentage than your current Income Edge fee percentage. You should carefully consider the possibility of an increased Income Edge fee before you purchase an Income Edge. See “What Does the Income Edge Cost?”, which appears previously in this prospectus.

Divorce

❖

Two spouses legally married under federal law may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the investments in the spouses’ jointly-owned Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. There is a risk that if two spouses purchase a Spousal Income Guarantee version of the Income Edge and subsequently determine to obtain a divorce, such divorce could result in a loss of part or all of the income protection provided to each spouse by the Income Edge prior to the divorce.

Regulatory Protections

❖

The Income Edge certificates are the subject of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933 (the “Securities Act”) and the offering of the Income Edge certificates must be conducted in accordance with the requirements of the Securities Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934. However, although there is no direct guidance on this issue, the Company intends to treat Income Edge payments, beginning if, and when, withdrawals from your Account (within the limits of the Certificate) and/or poor investment performance reduce your Account value to $0 on or after the Retirement Income Date, as paid under a fixed annuity contract that is separate from the Income Edge and that is not registered in accordance with, and therefore would not be governed by, the federal securities laws.

❖

We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. Therefore, we are not governed by the Investment Advisers Act of 1940 (the “Advisers Act”), and the protections provided by the Advisers Act are not applicable with respect to our sale of the Income Edge to you.

Using Your Account as Collateral for a Loan

❖

The assets in your Account are owned by you, not by us. We have no control over any of the assets in your Account and you may sell such assets at any time in your complete and sole discretion and without any permission from us. The assets in your Account are not subject to our creditors, although they can be directly attached by your creditors. In addition, you may pledge the assets in your Account as collateral for a loan. In the case of such a pledge, if the assets in your Account decrease in value, your creditor may be able to liquidate assets in your Account to pay the loan. Any such liquidation may constitute a withdrawal from your Account and reduce your Retirement Income Base. Using the assets in your Account as collateral for a loan, therefore, may reduce the future benefit of your Income Edge or cause your Income Edge to terminate.

The Income Edge Certificate

The Income Edge is offered to advisory clients of Investors Capital who have an Account eligible for the Income Edge. The Income Edge is designed for Investors Capital clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge ensures predictable lifetime income payments regardless of the actual performance or value of your Account, by providing continuing income payments if your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance. There are limitations on the amount and timing of withdrawals, which are discussed below. There is an annual fee for the Income Edge which is deducted from your Account (or another designated account) quarterly in advance.

Subject to certain conditions, the Income Edge lifetime income payments (equal to the Retirement Income Amount) will begin if and when your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance.

1.	Purchasing An Income Edge

How Do You Purchase An Income Edge?

You can purchase an Income Edge when you open your Account or at any time thereafter prior to age 85 (or, if applicable, each spouse is below age 85). You may apply to purchase an Income Edge through Investors Capital Corporation by completing an enrollment form. An enrollment form or application for the Income Edge when the Account is over $5 million is subject to additional review by us before we issue a certificate. We may determine not to issue an Income Edge for any reason, at our sole discretion. If your application is accepted by us at our home office, we will issue an Income Edge certificate to you describing your rights and obligations. The Income Edge certificate is in the form of an individual certificate provided under a group annuity contract issued by PHL Variable Insurance Company to Investors Capital Holdings, Ltd., the parent of Investors Capital Corporation and/or to Investors Capital Corporation. In certain states we may issue an individual contract to you. There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee.

❖

The Individual Income Guarantee provides predictable lifetime income payments to you regardless of the actual performance or value of your Account investments by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before you die.

❖

The Spousal Income Guarantee provides predictable lifetime income payments for both you and your spouse by providing continuing income payments if the investments in your Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor market performance before both you and your spouse die.

❖	When you apply to purchase an Income Edge, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

❖	Any owner of the Income Edge must be an owner of the Account.

❖

If you elect the Individual Income Guarantee, there can be only one owner of the Income Edge and that owner must be a natural person, unless the Income Edge is purchased by an IRA. For purposes of the Individual Income Guarantee, the Retirement Income Date is the later of your certificate effective date or your 65th birthday.

❖

If you elect the Spousal Income Guarantee, joint ownership of the Income Edge is required by legally married spouses as recognized under Federal tax law. Federal law defines “spouse” under the Defense of Marriage Act, as a man or a woman legally joined. Neither individuals married under State or foreign laws that permit a marriage between two men or two women nor individuals participating in a civil union or other like status are spouses for any federal purposes, including provisions of the Internal Revenue Code relevant to this certificate. The age of the younger spouse is used to determine when and if lifetime income payments will be paid under the Income Edge. Accordingly, the Retirement Income Date is the later of the certificate effective date or the younger spouse’s 65th birthday. For example, if on the certificate effective date, one spouse is age 40, while the other spouse is age 60, the Retirement Income Date would be approximately twenty-five years from the certificate effective date (the youngest spouse’s 65th birthday). In the event that the younger spouse dies before his or her 65th birthday, then the Retirement Income Date will be the older spouse’s 65th birthday. If the older spouse has already reached his or her 65th birthday, then the date of the younger spouse’s death will be set as the Retirement Income Date.

What If You Want To Purchase An Income Edge For Your Individual Retirement Account?

You may purchase the Qualified Income Edge and select the Individual Income Guarantee for your IRA.

❖	A Qualified Income Edge is an Income Edge certificate owned by an IRA including a Roth IRA Account (collectively, “IRA Accounts”).

❖

The Qualified Income Edge is not available for tax qualified plans other than IRAs. If the Income Edge certificate is purchased in connection with an IRA, you must designate the natural person for whom the IRA is established for the benefit of the Income Edge for purposes of determining Income Edge benefits. The Retirement Income Date for the Qualified Income Edge is the later of the certificate effective date or the date the natural person for whom the IRA is established reaches age 65. The Qualified Income Edge is held within the IRA Account for the benefit of the natural person for whom the IRA is established.

❖

If you purchase a Qualified Income Edge, for an IRA other than a Roth IRA, you may be required to take withdrawals after the Retirement Income Date from your IRA Account to meet required minimum distributions (“RMD”) under the Code. In some cases, the RMD may be more than the Retirement Income Amount. If so, withdrawals from your Account, in proportion to the value of your Account to your overall IRA Account balance, to meet RMD will be treated as permissible withdrawals and will not reduce your Retirement Income Base. For example, suppose that your Account balance is $100,000, your overall IRA Account balance is $200,000, and you must take an RMD of $10,000. Because your Account balance is one half of your overall IRA Account balance, one half of the RMD (i.e., $5,000) will be withdrawn from your Account. Even if this $5,000 exceeds your Retirement Income Amount, your Retirement Income Base will not be reduced.

❖	Currently, the Spousal Income Guarantee is not available for an IRA Account.

2.	How Does Your Income Edge Work?

Your Retirement Income Base will equal your Account value on your certificate effective date, the date that we issue you the Income Edge. Your Account value on your certificate effective date will not include any assets in your Account that are not invested in accordance with one of the Asset Allocation Strategies eligible for the Income Edge. If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are Covered Assets. If Investors Capital determines that the assets cannot be sold and the proceeds invested in Covered Assets, then the assets will be refunded to you and not be eligible for the Income Edge. Your Retirement Income Base may increase as a result of additional contributions to your Account or if you exercise the Annual Optional Increase. See “Increases in Retirement Income Base” later in this prospectus.

On or after your Retirement Income Date, you may withdraw your Retirement Income Amount without reducing your Retirement Income Base. Of course, you may always make withdrawals from your Account before your Retirement Income Date, or in excess of your Retirement Income Amount on or after the Retirement Income Date, but these withdrawals will reduce your Retirement Income Base and your Retirement Income Amount. See “How Do You Structure Withdrawals From Your Account?” later in this prospectus.

In the event that your Account value is reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance, we will continue paying the Retirement Income Amount of 5% of the Retirement Income Base after your Account value reduces to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die. Under no circumstances would the payments continue to your heir or estate.

3.	Investors Capital and the Account

About Investors Capital

Investors Capital is an investment management company that is registered as an investment adviser with the SEC. Investors Capital provides investment advisory services in all 50 states and manages approximately $840 million in client assets. Investors Capital provides portfolio management services to individuals, trusts, corporate entities, employee benefit plans, and institutional clients.

Investors Capital may offer the Accounts through affiliated and unaffiliated registered representatives. Investors Capital may also offer the Accounts through investment advisor representatives, financial advisors and other investment professionals (“Financial Advisors”). The Financial Advisors assist clients in analyzing whether the Account is an appropriate investment advisory product and determining which investment style is appropriate for the client. Certain Financial Advisors may not be permitted to provide you with advice regarding the Income Edge due to state laws and regulations relating to insurance agents. However, these Financial Advisors are permitted to arrange for you to discuss the Income Edge with representatives of Investors Capital Corporation’s affiliated insurance agency or with representatives of PHL Variable who are licensed to talk about whether the Income Edge is appropriate for you and to answer your questions. If you purchase the Income Edge, the custodian for your Account will continue to provide client statements concerning Account activity, strategy and performance to your registered representative or Financial Advisor, while we will send you confirmation statements solely related to the Income Edge.

About the Investor Protector Program

The Investor Protector Program is a discretionary managed account that leverages the expertise and knowledge of Investors Capital’s investment policy committee to actively manage specific portfolios comprised of mutual funds and exchange traded funds. While Investors Capital has a variety of investment strategies across the risk/return spectrum, the Investor Protector Program currently offers four model portfolios, which are the Asset Allocation Strategies eligible for coverage under the certificates. Each of the model portfolios represents a different level of expected risk and return. You may only participate in one of the four model portfolios eligible for the Income Edge at any one time, but may transfer your total Account value from one model portfolio to another under the terms of the Program. You should know that you may only make such transfers once in each 90-day period and that transferring from one model portfolio to another may affect the fee you will pay for your certificate. You may not purchase the Income Edge in connection with an account that participates in one of the non-Income Edge eligible model portfolios.

Investors Capital serves as the portfolio manager for the model portfolios and determines the asset allocation and specific investment vehicles for each asset allocation strategy based on a determination about each fund manager’s performance in the specific investment discipline that fits the allocation strategy.

About the Model Portfolios

The model portfolios are the Asset Allocation Strategies currently eligible for coverage under the certificate. There are four sets of Permitted Ranges and each model portfolio eligible for the Income Edge must fall within one of those sets.

❖	The Investor Protector Conservative model portfolio is intended to consist of approximately 40% equity investments and 60% fixed income investments.

❖	The Investor Protector Conservative/Balanced model portfolio is intended to consist of approximately 50% equity investments and 50% fixed income investments.

❖	The Investor Protector Balanced model portfolio is intended to consist of approximately 60% equity investments and 40% fixed income investments.

❖	The Investor Protector Growth model portfolio is intended to consist of approximately 70% equity investments and 30% fixed income investments.

The Current Permitted Ranges for the Model Portfolios

The current maximum and minimum allocations to funds investing primarily in various asset classes and sub-asset classes are set forth in the following table. Investors Capital (subject to our right to reject any proposed change that would subject us to material additional risk or costs) may make changes to these Permitted Ranges in the future, in which case your Account’s allocations may have to be reallocated accordingly. We will inform you of any such change in writing.

Style Allocation	Investor Protector Conservative		Investor Protector Conservative/ Balanced		Investor Protector Balanced		Investor Protector Growth
	40% equities 60% fixed income		50% equities 50% fixed income		60% equities 40% fixed income		70% equities 30% fixed income
Sub-asset Class: the sub-asset classes shown below are comprised of individual funds, including exchange traded funds, and are not individual investments.	Permitted Ranges		Permitted Ranges		Permitted Ranges		Permitted Ranges
	Min	Max	Min	Max	Min	Max	Min	Max
Large Cap US Equity	15%	31%	18%	38%	21%	45%	26%	55%
Core[1]	0%	31%	0%	38%	0%	45%	0%	55%
Value Tilt[2]	0%	23%	0%	29%	0%	35%	0%	42%
Growth Tilt[3]	0%	10%	0%	11%	0%	12%	0%	14%
Mid Cap US Equity	0%	16%	3%	20%	6%	24%	7%	29%
Core[1]	0%	16%	0%	20%	0%	24%	0%	29%
Value Tilt[2]	0%	12%	0%	15%	0%	18%	0%	22%
Growth Tilt[3]	0%	4%	0%	5%	0%	6%	0%	7%
Small Cap US Equity	1%	12%	3%	15%	5%	18%	8%	22%
Core[1]	0%	12%	0%	15%	0%	18%	0%	22%
Value Tilt[2]	0%	10%	0%	12%	0%	14%	0%	17%
Growth Tilt[3]	0%	4%	0%	4%	0%	4%	0%	5%
US REITs*[4]	0%	5%	0%	5%	0%	5%	0%	5%
Commodities*	0%	5%	0%	5%	0%	5%	0%	5%
International Equity**	1%	16%	5%	20%	9%	24%	11%	29%
Core EAFE[6]	0%	16%	0%	20%	0%	24%	0%	29%
Non-EAFE Developed Markets5A***	0%	8%	0%	9%	0%	10%	0%	13%
Non-EAFE Emerging Markets5B***	0%	8%	0%	9%	0%	10%	0%	13%
Fixed Income	55%	70%	45%	60%	35%	50%	25%	40%
US Core Fixed Income[7]	0%	70%	0%	60%	0%	50%	0%	40%
US Shorter duration HQ8	0%	70%	0%	60%	0%	50%	0%	40%
US Longer duration HQ9	0%	51%	0%	43%	0%	35%	0%	28%
US Corporates HQ10	0%	51%	0%	43%	0%	35%	0%	28%
US High Yield*	0%	5%	0%	5%	0%	5%	0%	5%
International*	0%	5%	0%	5%	0%	5%	0%	5%
Inflation Protected*	0%	5%	0%	5%	0%	5%	0%	5%
Overall Equity	30%	45%	40%	55%	50%	65%	60%	75%
Overall Fixed	55%	70%	45%	60%	35%	50%	25%	40%

*	Max of 15% aggregate in these sub-asset classes

**	At least 50% of International must be Core EAFE

***	Max of 3% in any individual country
[1]	“Core” represents a portfolio that has equal allocation to both value and growth stocks, generally represented by a broad-based index such as the S&P 500® Index or the Russell 1000® Index.
[2]

“Value Tilt” represents a bias in the portfolio toward securities that are considered undervalued in the market, or have a less-than-average growth orientation. These securities generally have lower price-to-book and price-earnings ratios, higher dividend yields and lower forecasted growth values than the Growth universe.

[3]

“Growth Tilt” represents a bias in the portfolio toward securities whose earnings are expected to grow at an above-average rate, or have a higher-than-average growth orientation. These securities generally have higher price-to-book and price-earnings ratios, lower dividend yields and higher forecasted growth values than the Value universe.

[4]

US REITs – The risk-return profile of US REITs (Real Estate Investment Trusts) is represented by the FTSE NAREIT Equity Index, which is an unmanaged index generally considered to be representative of the North American Real Estate segment of the market, including all tax qualified REITs with common shares traded on the New York Stock Exchange, American Stock Exchange, or NASDAQ National Market List. In order to operate as a REIT, a publicly traded company must receive at least 75% of its annual gross income from real estate rents, mortgage interest or other qualifying income; have at least 75% of the company’s annual assets consisting of rental real estate, real estate mortgages or other qualifying commercial real estate; and the company must distribute annually at least 90% of its taxable income to its shareholders.

5A

Non-EAFE Developed Markets-While investments in this sub asset class represent international equity exposures in the developed markets* included in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE index, the investment results do not correspond necessarily to the price and yield performance of the publicly traded securities in the MSCI EAFE index. Reasons may include, but are not limited to differences in country allocations located in the developed markets* included in the MSCI EAFE index, differences in sector breakdown, and distribution by market capitalization.

*	As of March 31, 2009, developed markets in the MSCI EAFE (excludes those from US and Canada) include Japan, United Kingdom, France, Switzerland, Germany, Australia, Spain, Italy, Netherlands, Hong Kong, Sweden, Finland, Singapore, Belgium, Denmark, Norway, Portugal, Austria, Greece, Ireland, and Luxembourg.

5B

Non-EAFE Emerging Markets-Investments in this sub asset class represent international equity exposures in regions or countries outside the developed markets* included in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE index. As a result, the investment results are expected to differ significantly from the price and yield performance of the publicly traded securities in the MSCI EAFE index. Reasons may include, but are not limited to differences in country allocations located outside the developed markets* included in the MSCI EAFE index, differences in sector breakdown, and distribution by market capitalization.

[6]

CORE EAFE – The risk-return profile of Core EAFE is represented by the MSCI EAFE Index (Europe, Australasia, Far East), which is an unmanaged, free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As of June 2007 the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden. Switzerland, and the United Kingdom.

[7]

US CORE Fixed Income – The risk-return profile of US CORE Fixed Income is represented by the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index), which is an unmanaged index that includes fixed rate debt issues rated investment grade or higher by Moody’s Investor’s Service, Standard and Poor’s ® Corporation, or Fitch Investor’s Service, in that order. (It also includes Commercial Mortgage Backed Securities.) Bonds or securities included must be fixed rate, although it can carry a coupon that steps up or changes according to a predetermined schedule; must be dollar-denominated and nonconvertible; and must be publicly issued. All issues have at least one year to maturity with intermediate indices including bonds with maturities up to 10 years and long term indices composed of bonds with maturities longer than ten years.

[8]

“US Shorter Duration” represents a portfolio of U.S. fixed income securities that have a shorter duration than the average of the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index). The Barclays Capital Aggregate Bond Index includes U.S. government, corporate, and mortgage-backed securities with maturities up to 30 years. Duration is a measure of how the price of a bond changes in response to interest rate changes.

[9]

“US Longer Duration” represents a portfolio of U.S. fixed income securities that have a longer duration than the average of the Barclays Capital Aggregate Bond Index (formerly Lehman Brothers Aggregate Bond Index). The Barclays Capital Aggregate Bond Index includes U.S. government, corporate, and mortgage-backed securities with maturities up to 30 years. Duration is a measure of how the price of a bond changes in response to interest rate changes.

[10]

US Corporates High Quality – The risk-return profile of US Corporates high quality is represented by the Barclays Capital Credit Index (formerly Lehman Brothers Credit Index), which is an unmanaged index that includes all publicly issued, fixed rate, nonconvertible investment grade dollar-denominated, SEC-registered corporate debt.

For more detailed information regarding the Program please refer to Investors Capital’s Form ADV Part II

How Does the Income Edge Relate To Your Account?

The Income Edge is designed for clients participating in the Investor Protector Program who intend to use the investments in their Account as a basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

The Income Edge provides insurance protection relating to your Account managed by Investors Capital by ensuring that regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your Account, you will have predictable lifetime income payments, subject to certain limitations described herein.

How Will Investors Capital Manage Your Investments in the Account If You Purchase an Income Edge?

Investor Capital constructs asset allocation portfolios based on long-term, forward-looking assumptions for asset class allocation, risk/return and correlation, using extensive capital markets research developed by its advisory team. These portfolios employ a strategic asset allocation approach, implemented utilizing a combination of passive and active investments. The firm constructs its asset allocation portfolios using a multi-fund, multi-manager approach. Each fund is sub-advised by institutional caliber investment managers who are strictly focused on a given investment style, and who have been selected through Investors Capital’s extensive research and manager review. Ongoing due diligence is conducted to ensure managers/funds continue to adhere to Investors Capital’s investment oversight standards.

As you have granted Investors Capital discretion over your Account, Investors Capital may, from time to time, make various types of changes which might lead to changes in your Account. For example, Investors Capital may adjust the model portfolios to any extent it deems appropriate, in the best interest of an Income Edge certificate holder, including by changing individual investment vehicles and by making investments within and outside the Permitted Ranges. Investors Capital may do so at its discretion, and does not require certificate holder approval. For instance, Investors Capital may change the investment vehicles used within the portfolio in an attempt to achieve more effective tracking to an index, or make an allocation to a specific sector or investment style. Similarly, Investors Capital may rebalance your Account periodically, as needed, to keep it aligned with the desired investment objective and changing market conditions.

Investors Capital may propose an adjustment to the composition of an asset allocation model, including a change in the Permitted Ranges percentages or specific investment vehicles that PHL Variable may accept for purposes of the certificate. However, such a change may also cause PHL Variable to change the Income Edge fee percentage for the affected model portfolio. The new fee would apply to your certificate as of your initial investment in the affected model portfolio following the change, or if you are already invested in the affected model portfolio, upon making an additional contribution to the Account or exercising the Annual Optional Increase. You would receive notice of any such fee change.

What Happens if Your Account is Managed in a Manner Unacceptable to Us?

In order for your Income Edge to stay in effect, your Account must be invested at all times in accordance with one of the four model portfolios eligible for the Income Edge described above. A model portfolio must continue to meet the Permitted Ranges for it to remain eligible, and changes to a model portfolio that cause it to fall outside the Permitted Ranges will result in termination of the Income Edge unless a change in the Permitted Ranges is accepted by PHL Variable and your assets continue to be Covered Assets. If Investors Capital invests the model portfolios in a manner that is outside of the Permitted Ranges and PHL Variable has not accepted this change, then the Income Edge for owners of any affected Accounts will terminate, unless the model portfolios are brought back into accordance with the Permitted Ranges during the “Cure Period.” The Cure Period is five consecutive Business Days. A “Business Day” is defined as a day when the New York Stock Exchange is open for trading.

What Happens if Your Contributions or Withdrawals or Other Actions Cause the Investments in Your Account to Fall Outside the Permitted Ranges?

Changes you make to your Account, including contributions and withdrawals may temporarily cause the investments in your Account to fall outside of the Permitted Ranges. For example, if you request a withdrawal of $100,000 from your account, Investors Capital first must sell securities that are worth $100,000 in order to raise cash for your withdrawal. At this point in time the investments in your Account may fall outside of the Permitted Ranges due to the higher percentage of cash held in the Account. In addition, after you withdraw the $100,000 in cash, the remaining investments in your Account might not be within the Permitted Ranges and Investors Capital may need to rebalance the investments in your Account. Also, a circumstance outside our control may make Investors Capital unable to maintain the model portfolios.

Cure Period. If the investments in your Account fall outside of the Permitted Ranges, for any reason, for five consecutive Business Days, your Income Edge will terminate. We are not required to give you advance notice of termination. This five-Business Day period is the “Cure Period.” In the event of an extraordinary circumstance where your Account is not able to be rebalanced within the Permitted Ranges during the Cure Period, PHL Variable reserves the right, in its discretion, to extend the Cure Period.

What Happens if the Value of Your Account Is Too Low for Investors Capital to Invest within the Permitted Ranges?

If your Account value is equal to or less than $10,000, the investments in your Account might not be able to be maintained within the Permitted Ranges. As a result, if your Account value has decreased to a value equal to or less than $10,000, Investors Capital may choose to liquidate the securities held in your Account and your Account will hold only cash.

Permitted Ranges Exception. If Investors Capital liquidates the investments and your Account is comprised entirely of cash, your Income Edge will not terminate even though the investments are outside of the Permitted Ranges.

Why Will Your Income Edge Terminate if Your Account is Not Managed Within the Permitted Ranges?

We would not be able to offer the Income Edge if we could not require that your Account be managed within the Permitted Ranges. In order for us to be able to provide the Income Edge for a reasonable fee, we need to know that your Account will be managed within certain constraints—otherwise our risks would be too high for us to be able to make the Income Edge available to you.

In this respect, the asset allocations underlying the model portfolios eligible for the Income Edge are designed to provide steady returns while minimizing the risk that your Account value will be reduced to $0 before you die.

Accordingly, the risk against which the Income Edge protects may be minimal. Likewise, based on historical returns, if you stay invested in the markets for a long period of time, then the likelihood of your Account value being reduced to $0 solely because of poor performance may diminish. You should take into consideration the amount of time you expect to have funds in the Account in deciding if the Income Edge is appropriate for you. Of course, past performance is no guarantee of future performance and historical trends may not continue.

We are not an investment adviser and do not provide investment advice to you in connection with your Income Edge. For more information about Investors Capital and the Investor Protector Program, you should talk to your registered representative or Financial Advisor and review Investors Capital’s Form ADV, Part II, Client Brochure.

4.	Annual Income Edge Fee

The Income Edge fee will be deducted from your Account. The Income Edge fee is calculated quarterly as a percentage of the Retirement Income Base on the date of the calculation, and will vary, and may be reset to a higher percentage, as a result of certain transactions described below. Increases to the Retirement Income Base will increase the dollar amount of the Income Edge fee, assuming the applicable Income Edge fee percentage has not decreased. If your Retirement Income Base does not change, your Income Edge fee percentage and the dollar amount of your Income Edge fee will not change unless you have an Annual Optional Increase, transfer to a different model portfolio, or make an additional contribution. In addition, the Income Edge fee percentage for the Spousal Income Guarantee may be higher than the Income Edge fee percentage for the Individual Income Guarantee and the Income Edge fee percentage may vary from model portfolio to model portfolio.

Your Income Edge fee percentage will vary and may be higher as a result of any of the circumstances described below.

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If you make additional contributions to the Account, your Income Edge fee percentage will be calculated as a weighted average fee percentage, based on the increase in your Retirement Income Base as a result of the contribution and the Income Edge fee percentage in effect for the model portfolio in which you are invested at that time. The new weighted average fee percentage applies to the new Retirement Income Base, which reflects the additional contributions. For an example of how your additional contributions may affect your Income Edge fee, see the example entitled “Additional Contributions” in the box below.

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If you have an Annual Optional Increase, your Income Edge fee percentage will be calculated as a weighted average fee percentage. This weighted average fee percentage will be determined based on the fee percentage(s) that applied prior to the Annual Optional Increase, which will be applied to the Retirement Income Base prior to the Annual Optional Increase, and the Income Edge fee percentage in effect for the model portfolio in which you are invested at the time of the Annual Optional Increase, which will be applied to the amount of the increase to the Retirement Income Base as a result of the Annual Optional Increase. For an example of how the Annual Optional Increase may affect your Income Edge fee, see the example entitled “Annual Optional Increase” in the box below.

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If you transfer your Account value to a different eligible model portfolio (transfers among model portfolios must be 100% of Account value to be permitted under the certificate), your new Income Edge fee percentage will be the Income Edge fee percentage in effect for the model portfolio to which you transferred. For an example of how transfers may affect your Income Edge fee, see the example entitled “Transfers” in the box below. Only one transfer is allowed in any 90-day period.

These examples show the effect of certain transactions on the calculation of the Income Edge fee percentage. The fee percentages shown in these examples are hypothetical only and do not represent the Income Edge fee percentages that will apply to your certificate at any point. You can obtain the fee percentages in effect at any time by contacting your Financial Advisor or Investors Capital, or by contacting PHL Variable at the number shown on the front of this prospectus.

Example: Additional Contributions

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further that you make an additional contribution of $50,000 and the Income Edge fee percentage in effect for the model portfolio in which you are invested at the time of the contribution is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the additional contribution.

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the additional contribution (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the additional contribution (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

Example: Annual Optional Increase

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.40%. Assume further your Account value is currently $300,000, you exercise the Annual Optional Increase and the Income Edge fee percentage in effect for the model portfolio in which you are currently invested is equal to 1.75%. The Retirement Income Base increases to $300,000 as a result of the Annual Optional Increase (an increase of $50,000).

The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the Annual Optional Increase (1.40% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the Annual Optional Increase (1.75% x $50,000) divided by the new Retirement Income Base ($300,000). The result is 1.46%. We will use the new weighted average fee percentage of 1.46% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

Example: Transfers

Assume you are invested in Model A and the Income Edge fee percentage currently in effect for your certificate is 1.40%. You choose to transfer 100% of your Account into Model B. The Income Edge fee percentage then in effect for Model B is 2.00%. We will use the new Income Edge fee percentage of 2.00% to calculate your Income Edge fee at the beginning of the next quarter and thereafter, assuming no other changes.

For all certificates:

❖	Your first Income Edge fee is charged on the certificate effective date and is prorated based on the number of days remaining in the calendar quarter.

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Your new Income Edge fee percentage will first be used to calculate your Income Edge fee on the first day of the next calendar quarter, unless the Income Edge fee percentage is reset again due to one or more of the above activities.

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The Income Edge fee will be paid quarterly from your Account. The sale or transfer of investments in your Account to pay the Income Edge fee will not be treated as a withdrawal for purposes of determining your lifetime income payments. The Income Edge fee is paid quarterly in advance and we will not refund any portion of pre-paid Income Edge fees to you if your certificate is terminated for any reason.

❖	The fee percentage will never be greater than 3.0% of the Retirement Income Base, even in the case of IRAs.

You should carefully consider how a change in fee percentage applicable to an additional contribution, the Annual Optional Increase or transfer of Account value to a different model portfolio will impact your total Income Edge fee before making additional contributions, determining not to reject the Annual Optional Increase, or, transferring to a different model portfolio. In the event that your Income Edge fee percentage increases, the total Income Edge fee will increase and the increase could be significant. You should also be aware that if you intend to purchase the Income Edge in order to be able to add contributions, accept Annual Optional Increases, or, make transfers among model portfolios, you will not be able to determine in advance what the total fee will be after such transactions because the fee percentage may vary from time to time. After you make an additional contribution, exercise the Annual Optional Increase, or make a transfer that changes your fee percentage, we will notify you in writing of your fee percentage. Also, you may call us toll free at 1-800-866-0753 for information about your Income Edge fee percentage at any time.

5.	Withdrawals From Your Account

Definition of “Withdrawal”:

The term “withdrawal” is an important term for you to understand because withdrawals can impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed lifetime income payments you may receive in accordance with the terms of your Income Edge. A withdrawal is defined as (i) the sale or transfer of Covered Assets out of your Account; (ii) the sale, exchange or transfer of Covered Assets to pay your Financial Advisor consulting fee and the Investor Protector Program fee in excess of 1.85% of your Account value in any calendar year; or (iii) dividends, capital gains or other accretions with respect to Covered Assets in your Account that are not reinvested in your Account in accordance with the Permitted Ranges. However, the sale, exchange or transfer of Covered Assets to pay for the Income Edge fee, the Investor Protector Program fee and the Financial Advisor consulting fee up to and including 1.85% of your Account value in any calendar year will not be treated as a withdrawal.

Any withdrawals taken before the Retirement Income Date will decrease your Retirement Income Base, thus causing your Retirement Income Amount on the Retirement Income Date to be lower than it would otherwise be. On or after the Retirement Income Date, if the cumulative amount of withdrawals you make in a calendar year exceeds your Retirement Income Amount, your Retirement Income Base will be reduced accordingly. When your Retirement Income Amount is next recalculated, it will be based on the Retirement Income Base then in effect. In addition, if at any time you withdraw your entire Account value, and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds your Retirement Income Amount, your Retirement Income Base will be reduced to $0 and your Income Edge will terminate without value.

There is no provision under the Income Edge certificate to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call 1-800-866-0753 for information about your Retirement Income Base. Please note that any other fees paid from your Account, including any portion of your Financial Advisor consulting fee and Program fee in excess of 1.85% of your Account value in any calendar year, will be treated as a withdrawal for purposes of the certificate.

How Do You Structure Withdrawals From Your Account?

The Income Edge is designed for investment advisory clients who intend to use the investments in their Account as the basis for a withdrawal program to provide income payments for retirement or other long-term payments.

You may make withdrawals from your Account at any time and in any amount you choose. However, any withdrawals before the Retirement Income Date and any withdrawals in excess of the Retirement Income Amount will reduce your Retirement Income Base, which will reduce the potential benefit of your Income Edge. To obtain the maximum potential benefit from your Income Edge under your specific circumstances, you should consider waiting until the Retirement Income Date to begin withdrawals and thereafter limit your annual withdrawals to an amount not in excess of the Retirement Income Amount.

If, after your Retirement Income Date and the start of a calendar year, your Account value is less than your Retirement Income Amount, you may make a withdrawal for the full Account value and reduce your Account value to $0 and then monthly payments will commence one month following the date your Account value reduces to $0.

Your “Retirement Income Date” and “Retirement Income Amount” are described below.

How Do You Know When You Have Reached Your “Retirement Income Date” and Can Start Taking Permissible Withdrawals That Will Not Reduce the Potential Benefit of Your Income Edge?

As noted, to get the maximum benefit from your Income Edge, you should wait until your Retirement Income Date to begin taking withdrawals from your Account. Your specific Retirement Income Date depends on whether you purchased your Income Edge with the Individual Income Guarantee or the Spousal Income Guarantee.

❖	If you purchased your Income Edge with the Individual Income Guarantee (including an IRA Account), your Retirement Income Date is the later of the certificate effective date or your 65th birthday.

❖	The “certificate anniversary date” for your Income Edge is the same day and month each year as the certificate effective date.

❖	If you purchased your Income Edge with the Spousal Income Guarantee, your Retirement Income Date is the later of the certificate effective date or the younger spouse’s 65th birthday.

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If you purchased your Income Edge with the Spousal Income Guarantee, and either you or your spouse die prior to the Retirement Income Date, we will recalculate the Retirement Income Date to be the later of:

i.	the date of death; or

ii.	the surviving spouse’s 65th birthday.

How Much Should You Withdraw From Your Account Each Year?

To get the maximum benefit from your Income Edge, you should wait until the Retirement Income Date and withdraw no more than your Retirement Income Amount (or if your certificate is issued as part of an IRA and the RMD amount is greater, the RMD amount) each certificate year. The Retirement Income Amount represents the maximum amount of funds you may withdraw without reducing the benefit of the Income Edge. Prior to your Retirement Income Date, your Retirement Income Amount is $0. This means that prior to your Retirement Income Date, any withdrawal you make will reduce your Income Edge benefit. On your Retirement Income Date, your Retirement Income Amount is 5% of your Retirement Income Base, pro rated based on the number of days until the following January 1. Your Retirement Income Amount is recalculated as of January 1 of each subsequent calendar year and will be equal to 5% of the Retirement Income Base. It is also recalculated when you make an additional contribution or the Annual Optional Increase increases your Retirement Income Base.

How Do You Calculate How Much You Have Left To Withdraw In Any Calendar Year Without Reducing Your Retirement Income Base?

At any point in time on or after the Retirement Income Date, you can calculate the maximum amount you have left to withdraw in the current calendar year without reducing your Retirement Income Base by taking your current Retirement Income Amount and subtracting all of the previous withdrawals you have made in the same calendar year. If the resulting number is zero or negative, you have no amount remaining to withdraw without reducing the Retirement Income Base. Before the Retirement Income Date, your Retirement Income Amount is zero, so you may not take any withdrawals before the Retirement Income Date without reducing your Retirement Income Base. For IRA Accounts, the maximum amount you have left to withdraw in any calendar year on or after the

Retirement Income Date without reducing your Retirement Income Base is equal to the greater of the Required Minimum Distributions (“RMD”) or the Retirement Income Amount, less cumulative withdrawals made during the calendar year that have not reduced the Retirement Income Base. The RMD for IRA Accounts will be calculated as of January 1 following the later of the certificate effective date and the date the owner turns the age 70 1/2. Prior to the date the RMD is first calculated, the RMD is equal to $0. The RMD will be based on the Account value on the previous December 31st.

Withdrawals Prior to the Retirement Income Date

Prior to the Retirement Income Date, your Retirement Income Amount is $0 and your Retirement Income Base will be reduced by any withdrawal in the same proportion as your Account value (immediately prior to the withdrawal) is reduced by the withdrawal. If you make a withdrawal of your entire Account value, your Retirement Income Base will be reduced to $0 and your Income Edge certificate and the guarantee it provides will terminate.

Example: with Withdrawals Prior to the Retirement Income Date

Assume that on the certificate effective date of your Income Edge, you are age 60, your Account value is $500,000, and your Retirement Income Base equals $500,000. Assume further that on your first certificate anniversary date, you make a withdrawal of $25,000 from your Account and your Account value immediately prior to such withdrawal is $500,000. Your Account value is reduced by the amount of the withdrawal. Because you make the withdrawal before your Retirement Income Date, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Your Account value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%, from $500,000 to $475,000.

Now, assume that on the second certificate anniversary date of your Income Edge, you make another withdrawal of $25,000 from your Account.

A – Down-Market Situation. Assume also that your Account value has decreased, based on poor market condition, from $475,000 to $450,000 immediately prior to the withdrawal. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by more than $25,000 because the withdrawal was taken after a market decline. Your Account value would decrease from $450,000 to $425,000 as a result of the withdrawal. Again, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $450,000) or 5.56%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $448,590 ($475,000 x 0.0556 = $26,410 and $475,000 - $26,410 = $448,590).

B – Up Market Situation. Assume that your Account value has increased, based on good market conditions, from $475,000 to $525,000 from the first certificate anniversary to the second certificate anniversary. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by less than $25,000 because the withdrawal was taken after a market increase. Your Account value would decrease to $500,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $525,000) or 4.76%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $452,390 ($475,000 x 0.0476 = $22,610 and $475,000 - $22,610 = $452,390).

Assume that on the third certificate anniversary date, your Account value is $425,000. You make a withdrawal of $425,000 from your Account (the amount of your entire Account value). Your Account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your Income Edge would terminate without value.

Withdrawals On or After the Retirement Income Date

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by withdrawals, including RMDs for IRA Accounts, if the cumulative amount of withdrawals in a calendar year is less than or equal to your Retirement Income Amount or, if applicable, the RMD amount. If a withdrawal causes the cumulative withdrawals to exceed the Retirement Income Amount in that calendar year, the withdrawal amounts in excess of the Retirement Income Amount will be considered “Excess Withdrawals.” You should be aware that certain fees other than the Income Edge fee, the Investor Protector Program fee, and the Financial Advisor consulting fee are periodically deducted automatically from your Account value. These fees may include wire transfer fees, IRA maintenance fees, and mail courier fees. Unlike the Investor Protector Program fee and Financial Advisor consulting fee (when those fees together do not exceed 1.85% of your Account value in any calendar year), and the Income Edge fee, these fees may be treated as withdrawals under your Income Edge for purposes of determining whether cumulative withdrawals in a calendar year exceed the Retirement Income Amount in that calendar year; in other words, depending on the amount of cumulative withdrawals you have made in a calendar year, the deduction of these fees may result in Excess Withdrawals. Each Excess Withdrawal will reduce the Retirement Income Base in the same proportion as the Account value is reduced by the Excess Withdrawal.

Example:

Assume that the certificate effective date and Retirement Income Date of your Income Edge are on the first business day following January 1. Assume that on the certificate effective date you are age 65, your Retirement Income Base equals $500,000, and your Retirement Income Amount therefore equals $25,000. Assume that during the first calendar year you make a withdrawal of $25,000 from your Account and that your Account value prior to the withdrawal is $500,000. Your Account value would decrease to $475,000 as a result of the withdrawal, and because your cumulative withdrawals did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that calendar year, you withdraw an additional $25,000 from your Account and that your Account value prior to the withdrawal is $475,000. Your Account value would decrease to $450,000 as a result of the second withdrawal. Your cumulative withdrawals for the calendar year are now $50,000, which exceeds your Retirement Income Amount of $25,000. The excess withdrawal of $25,000 reduced your Account value by ($25,000 ÷ $475,000) or 5.26%, and accordingly, your Retirement Income Base is reduced by 5.26%, from $500,000 to $473,700.

Your Retirement Income Base on the first business day following the next January 1 is still equal to $473,700. Therefore, your Retirement Income Amount is recalculated as 5% of $473,700 or $23,685.

If you make a withdrawal of your entire Account value and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds your Retirement Income Amount, your Retirement Income Base is reduced to $0 and your Income Edge will terminate without value.

The Importance of Managing Your Withdrawals

The foregoing discussion of withdrawals illustrates how important it is to carefully manage your withdrawals to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of the Retirement Income Amount on or after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of withdrawals. Your Income Edge does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. There is no provision under the Income Edge to cure any decrease in the amount of your Retirement Income Base and Retirement Income Amount due to withdrawals.

The Importance of Considering When to Start Making Withdrawals

You may start making withdrawals from your Account at any time. However, any withdrawals reduce your Account value. Additionally, as discussed above, withdrawals from your Account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. As discussed, you should wait until on or after the Retirement Income Date to begin making withdrawals. However, you should understand that the longer you wait after such date to start making withdrawals from your Account, the less likely you will be to benefit from your Income Edge because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals from your Account, the more likely you will be to benefit from the opportunity to take advantage of investment gains (if any) in a particular year through the Annual Optional Increase by locking in a higher Retirement Income Base. You should carefully consider when to begin making withdrawals from your Account.

Investors Capital will administer your requests for withdrawals from your Account. We will receive information periodically from Investors Capital concerning your Account value and transactions processed in your Account. We will track your Account value and transactions in your Account to calculate the amount of your Retirement Income Base and Retirement Income Amount, if any, on an ongoing basis.

6.	Retirement Income Amount

How Is Your “Retirement Income Amount” Calculated?

Your Retirement Income Amount is first calculated on your Retirement Income Date. If your Retirement Income Date is as of January 1, your Retirement Income Amount will be equal to 5% of the Retirement Income Base. If your Retirement Income Date is on a day other than as of January 1, your Retirement Income Amount is pro rated based on the number of days until the following January 1. For example, if your Retirement Income Base as of January 1 is $250,000, this amount does not change prior to the following July 1, and your Retirement Income Date is on the following July 1, your Retirement Income Amount is calculated on July 1 as $6,301 for the remainder of the year (.05 x $250,000 x 184/365). Your Retirement Income Amount is recalculated as of January 1 of each calendar year and will be equal to 5% of the Retirement Income Base. (This term, “Retirement Income Base,” is an important term under your Income Edge certificate and is used not only to calculate your Retirement Income Amount, but for other purposes as well. See the description below.)

Can Your Retirement Income Amount Decrease?

The Retirement Income Amount is recalculated as of January 1 of each year as 5% of the then-existing Retirement Income Base. Therefore, if your Retirement Income Base decreased during the prior calendar year, your Retirement Income Amount will decrease as of the next January 1.

Can Your Retirement Income Amount Increase?

The value of your Retirement Income Amount applicable under your Income Edge will increase if your Retirement Income Base increases. Your Retirement Income Base may increase as a result of additional contributions you make to your account. The Retirement Income Base may also increase each year if your Account value on your certificate anniversary is greater than your Retirement Income Base and you exercise the Annual Optional Increase.

7.	Increases In Your Retirement Income Base

At your certificate effective date, your Retirement Income Base is equal to your Account value. Your “Account value” on any date is the aggregate value of the investments in your Account as determined from time to time in accordance with applicable law by Investors Capital.

Example: New Account

Assume you open your Account with an initial contribution of $500,000, purchase an Income Edge, and your certificate effective date is today. Your Retirement Income Base is $500,000 on the certificate effective date.

Example: Existing Account

Assume instead that you opened your Account five years ago with an initial contribution of $500,000. Assume further that you applied to purchase an Income Edge one week ago and the certificate effective date is today. Your Account value is $600,000 on the certificate effective date. Your Retirement Income Base is equal to $600,000, or the Account value on the certificate effective date.

Increases From Additional Contributions To Your Account

Your Retirement Income Base will increase each time you make an additional contribution to your Account. If you contribute additional assets to your Account (after you first purchase your Income Edge) and the assets are not Covered Assets, then these assets will not be eligible for the Income Edge as an additional contribution until they are sold and the proceeds invested in Covered Assets, which must be within the Liquidation Period (currently thirty days). If Investors Capital determines that the assets cannot be sold and the proceeds invested in Covered Assets within such period, then the assets will be refunded to you and not be eligible for the Income Edge. If you make additional cash contributions to your Account prior to the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made to the Account after the certificate effective date (including the current contributions) less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If you make an additional cash contribution to your Account on or after the Retirement Income Date, we will automatically increase your Retirement Income Base by an amount equal to your cumulative cash contributions made to the Account after the certificate effective date (including the current contributions) less your cumulative withdrawals that have not reduced the Retirement Income Base and less cumulative increases in the Retirement Income Base as a result of additional contributions (excluding the current contributions). If the amount calculated is greater than $0, your Retirement Income Base is increased by this amount. If this amount is less than or equal to $0, the Retirement Income Base will not increase on the date of the contribution.

If the Retirement Income Base increases as a result of an additional cash contribution, your Retirement Income Amount will increase by a proportionate amount based on the number of days remaining until the following January 1. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount the Retirement Income Base increased (as a result of the additional contribution) multiplied by the number of days until the following January 1 and divided by 365. As of January 1, you will have access to your full Retirement Income Amount.

Example: with Additional Contributions (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Cash Contribution

You make an additional contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Additional Cash Contribution

You make an additional contribution of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).

The RIB increases as a result of the additional contribution. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $0

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $0 – $50,000 = $60,000

Retirement Income Base on 10/29/2009: $1,050,000 + $60,000 = $1,110,000

Retirement Income Amount Increase: 5% x $60,000 x 65 / 365 = $534

Retirement Income Amount on 10/29/2009: $52,500 + $534 = $53,034

Example: with Additional Contributions and Withdrawals (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Cash Contribution

You make an additional contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal

You make a withdrawal of $25,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Additional Cash Contribution

You make an additional contribution of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1). The RIB increases as a result of the additional contribution, but not by the full amount of the additional contribution because there was a withdrawal. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $25,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $25,000 – $50,000 = $35,000

Retirement Income Base on 10/29/2009: $1,050,000 + $35,000 = $1,085,000

Retirement Income Amount Increase: 5% x $35,000 x 65 / 365 = $312

Retirement Income Amount on 10/29/2009: $52,500 + $312 = $52,812

Additional cash contributions you make to your Account increase your Account value and may increase your Retirement Income Base. Under certain circumstances, additional cash contributions in your Account will not increase your Retirement Income Base and you should consult with your Investors Capital Corporation representative to determine whether additional contributions in the Account are appropriate under your particular circumstances.

Example: with Withdrawals and an Additional Contribution That Does Not Increase the Retirement Income Base (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the certificate effective date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Contribution

You make an additional cash contribution of $50,000 on 01/02/2009.

The RIB increases as a result of the additional contribution. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Contributions: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Contributions: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/01/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/01/2009: 5% x $1,050,000 = $52,500

Withdrawal 1st year

You make a withdrawal of $50,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Withdrawal 2nd year

You make a withdrawal of $50,000 on 06/01/2010.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2010: $1,050,000

Retirement Income Amount on 06/01/2010: $52,500

Additional Contribution

You make an additional cash contribution of $60,000 on 10/29/2010. This date is 65 days prior to 01/02/2011 (or the first business day following the next January 1).

The RIB does not increase as a result of this additional contribution. The RIA, therefore, also does not increase.

(D) Cumulative Additional Contributions: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $100,000

(F) Cumulative Increases to RIB as a result of prior Additional Contributions: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $100,000 – $50,000 = $ – 40,000. This negative number is less than zero, so it does not increase the RIB. Although it is negative, the RIB will not be decreased either. The RIB will never decrease as a result of an additional contribution. Hence, a negative RIB increase number is considered to be zero in the following calculation.

Retirement Income Base on 10/29/2010: $1,050,000 + $0 = $1,050,000

Retirement Income Amount Increase: 5% x $0 x 65 / 365 = $0

Retirement Income Amount on 10/29/2010: $52,500 + $0 = $52,500.

It is important to understand that your Account value may increase for other reasons as well, such as realized or unrealized investment gains or the reinvestment of dividends. Increases in your Account value other than increases resulting from additional cash contributions you make to your Account or increases resulting from the Annual Optional Increase do not increase your Retirement Income Base.

Example:

Assume that on the certificate effective date of your Income Edge, your Retirement Income Base equals $500,000. Assume further that by your first certificate anniversary date, your Account value has grown to $510,000 because your investments have appreciated. The increase in your Account value because of the appreciation of your investments would not increase your Retirement Income Base to $510,000 (unless, as discussed below, the Annual Optional Increase has been applied). Instead, your Retirement Income Base remains $500,000.

Increases As A Result Of The Annual Optional Increase

The Annual Optional Increase is an Income Edge feature. You may use the Annual Optional Increase to periodically take advantage of increases in your Account value, if any, in excess of withdrawals, to increase your Retirement Income Base and Retirement Income Amount, and, therefore, your guaranteed income payments (if any). On your certificate anniversary date, if the Account value is greater than your Retirement Income Base, we will apply the Annual Optional Increase and your Retirement Income Base will be increased to equal your Account value.

Approximately 30 days prior to each certificate anniversary date, you will be notified that you are approaching the Annual Optional Increase. We must be notified in writing at least 7 days prior to the certificate anniversary date if you do not want to have the Annual Optional Increase. If you take no action in the time specified in our notice, we will apply the Annual Optional Increase (assuming your Account value is then greater than your Retirement Income Base) and your Retirement Income Base will increase on your certificate anniversary. As discussed above, an increase in the Income Edge fee percentage may result from exercising the Annual Optional Increase and your fee amount will increase as a result of the increased Retirement Income Base. Therefore, the fees you pay may increase if you take no action in response to a notice regarding the Annual Optional Increase.

When we apply the Annual Optional Increase, you will have immediate access to the proportionate amount of the Retirement Income Amount based on the number of days remaining in the calendar year. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount of the Retirement Income Base (increased as a result of the Annual Optional Increase) multiplied by the number of days until the following January 1 and divided by 365. As of the following January 1, you will have access to the full Retirement Income Amount. As a practical matter, your certificate anniversary date cannot be January 1, because the Company is not open for business on January 1.

If the Account value on your certificate anniversary date is less than your Retirement Income Base, your Retirement Income Base will not increase.

Example: with appreciation

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has grown to $520,000 because your investments have appreciated and you have not made any withdrawals from your Account. If you do not notify us that you do not want to have that Annual Optional Increase, your Retirement Income Base will automatically increase on that certificate anniversary date to $520,000 and your Retirement Income Amount will be recalculated.

Example: with contributions plus appreciation and no withdrawals in an up market

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and further assume that you have not made any withdrawals from your Account. If you do not notify us that you do not want to have that Annual Optional Increase, your Retirement Income Base will automatically increase on that certificate anniversary date to $520,000.

Now, assume that by your second certificate anniversary date, your Account value has increased to $540,000 because your Account investments have appreciated, and further assume that you have not made any withdrawals from your Account. Assume that on the second certificate anniversary date, you make an additional contribution to your Account in the amount of $50,000. We will increase your Retirement Income Base on that certificate anniversary date to $590,000 and will recalculate your Retirement Income Amount unless you have notified us that you do not want to have that Annual Optional Increase.

Example: with contributions plus appreciation and withdrawals in an up market

Assume that on the certificate effective date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and assume that you have not made any withdrawals from your Account. If you do not notify us that you do not want to have that Annual Optional Increase, your Retirement Income Base will automatically increase on that anniversary date to $520,000.

Assume further that after the first certificate anniversary date but before the second certificate anniversary date, you make a withdrawal from your Account in the amount of $25,000. Assume that on the second anniversary, you make an additional contribution of $50,000. As a result of the additional contribution, your Retirement Income Base will increase by the amount of cumulative additional contributions to your Account ($50,000) less the amount of cumulative withdrawals from your Account that have not decreased the Retirement Income Base ($25,000) less the cumulative amount by which your Retirement Income Base has been increased by additional contributions not including the current additional contribution ($0). Therefore, your Retirement Income Base will increase by $25,000 to $545,000.

8.	Income Edge Payments

If and when your Account value is reduced to $0 as a result of withdrawals from your Account within the limits of your Income Edge certificate on or after the Retirement Income Date and/or poor investment performance before or after the Retirement Income Date, we will provide you with continuing income payments. The income payments under the Income Edge certificate are provided through a lifetime fixed payout annuity. The Income Edge is treated under state insurance law as an annuity contract.

Example

Assume that you purchased your Income Edge with an Individual Income Guarantee at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the amount had grown to $1,000,000 by the time you reached your Retirement Income Date at age 65, at which time you began to take annual withdrawals of $50,000 per certificate year (which is your Retirement Income Amount, i.e. 5% of your Retirement Income Base). You do not take withdrawals during any certificate year that exceed $50,000, but because of poor investment performance, your Account Value is reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $50,000 each year for the rest of your life.

If Your Account Value Is Reduced To $0 As A Result Of Withdrawals Within The Limits Of The Income Edge And/Or Poor Investment Performance, How Are Your Continuing Income Payments Calculated?

At the time your Account value equals $0, your Account will remain open, with a $0 balance until the last day of the calendar quarter following the calendar quarter when your Account value first equals $0, at which time your Account will be closed.

We will provide you with continuing income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your surviving spouse die. The annual amount of income payments we will pay to you is equal to 5% of the Retirement Income Base on the date your Account value reduces to $0 as a result of withdrawals (within the limits of the certificate) and/or poor investment performance. We will make monthly payments (if any) equal to one-twelfth of the annual payment amount unless you request an alternative payment frequency. You may request an annual lump sum payment. Your payment will begin:

❖

If your Account value equals $0 on or after the Retirement Income Date as a result of withdrawals (within the limits of the certificate) and/or poor investment performance, monthly payments will commence one month following the date your Account value reduces to $0.

Example

Assume your Retirement Income Date is the same as your certificate effective date. Assume that your Retirement Income Base is equal to $250,000 on your 10th certificate anniversary date and your Retirement Income Amount is 5% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 5% of $250,000 or $12,000. Your Account value is equal to $10,000. You make a withdrawal of $10,000 on your 10th certificate anniversary date and your Account value is reduced to $0 as a result of this withdrawal. Monthly lifetime income payments equal to 1/12 of $12,500 or $1,041.67 will begin one month following the date your Account value reduced to $0 and will continue until you die.

❖	If your Account value is reduced to $0 prior to the Retirement Income Date as a result of poor investment performance, monthly payments will commence one month following the Retirement Income Date.

The securities held in the Account are valued by Investors Capital, which obtains security values from pricing services through the custodian of the Account. However, either prior to or after the Retirement Income Date, if an Account value has not reached $0, but only holds securities that cannot be valued by Investors Capital, we reserve the right to assign a value of $0 to the Account for purposes of the Income Edge certificate only. In such case, monthly payments will commence as described in the bullets above.

What If You Die Before Your Account Investments Are Reduced to $0?

The lifetime income payments under your Income Edge are “contingent” because they are triggered only when withdrawals (within the limits of the certificate), and/or poor investment performance, reduce your Account value to $0 within your lifetime (or if the Spousal Income Guarantee has been elected, within your and your spouse’s lifetime). But, if these contingencies do not occur within your lifetime or you die before your Account investments are reduced to $0, then the guarantee terminates without value and we make no payments under the Income Edge. Any remaining Account investments will be distributed to your spouse or to your testamentary heirs. To notify us that your spouse has died, please call 1-800-866-0753.

General Information

Determining Whether An Income Edge Is Right for You

It is important to understand that the Income Edge does not protect the actual value of the investments in your Account. For example, if you invest $500,000 in your Account, and your Account value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your Account. Rather, the Income Edge provides that when you have reached the Retirement Income Date, you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of the Retirement Income Base, or $500,000), rather than $20,000 (5% of your Account value, or $400,000) annually from your Account, and if these withdrawals decrease your Account to $0 then we are required in accordance with the terms of the Income Edge to pay you annual income payments equal to your Retirement Income Amount for the rest of your life.

It is also important to understand that even after you have reached the Retirement Income Date and start taking withdrawals from your Account, those withdrawals are made first from your own investments in your Account. We are required to start using our own money to make continuing lifetime income payments to you only when and if your Account value is $0 because of withdrawals (within the limits of the certificate) and/or poor investment performance. We limit our risk under the Income Edge in this regard by limiting the amount you may withdraw each year from your Account (without reducing your Retirement Income Base) to your current Retirement Income Amount. If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Retirement Income Amount, then your Account value will never be reduced to $0 and payments under your Income Edge will never begin.

There are many variables, however, other than average annual return on your Account that will determine whether your investments in your Account without the Income Edge would have generated enough gain over time to sustain systematic or periodic withdrawals equal to your Retirement Income Amount that you would have received if you had purchased the Income Edge. Your Account value may have declined over time before the Retirement Income Date, which means that your investments would have to produce an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Of course, even if your Account investments (assuming no Income Edge certificate is purchased) do not generate sufficient gains after the date you begin to take income withdrawals to support systematic or periodic withdrawals equal to the Retirement Income Amount you would have received with the Income Edge and your actual Account value declines over time, your Account value may not be fully reduced to $0 for a number of years. If you (or if you have purchased the Spousal Income Guarantee, you and your spouse) die before your investments are reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the protection provided by the Income Edge will have proved to be an effective one. However, studies indicate that lifespans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The Income Edge is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

Divorce of Joint Spousal Owners of an Income Edge

As discussed in the preceding “Purchasing an Income Edge” section of this prospectus, spouses may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the investments in the spouses’ jointly-owned Account are reduced to $0 by withdrawals (within the limits of the certificate) and/or poor investment performance before both spouses die. If spouses purchase a Spousal Income Guarantee Income Edge and subsequently determine to obtain a divorce, the divorce will require certain modifications to be made to, or may result in the complete termination of, the Income Edge certificate, as described below.

Divorce Occurring Before Account Value Is Reduced to $0

If an Income Edge certificate is owned jointly by spouses, in the event of a divorce that becomes final before the Account value is reduced to $0, the spouses may request that the Income Edge certificate continue in effect, subject to certain modifications as discussed below. The spouses must provide written notice to PHL Variable, acceptable to the Company, stating whether the terms of the divorce provide for (i) the spouses to divide the assets in the Account into two new Accounts, (ii) one spouse to remain the sole owner of the Account, or (iii) both spouses to remain owners of the existing account.

If the Former Spouses Divide the Account into Two New Accounts. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts and complete, new enrollment forms for Income Edge, the jointly-owned spousal Income Edge certificate will be converted to two individually-owned Income Edge certificates each providing the Individual Income Edge guarantee, one for each of the two new Accounts. The current Income Edge fee applicable to individually-owned Income Edge certificates on the certificate effective date will be charged. We will allocate the Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Income Edge fee applicable to jointly-owned spousal Income Edge certificates until we have received notice that the spouses are divorced.

However, effective as of the date of the divorce, the Income Edge certificate will no longer be a “spousal” jointly owned certificate and the certificate will generally terminate upon the first owner’s death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the certificate is converted into two individually-owned certificates; provided, however, if such death occurs before we receive notice of the divorce, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse’s death, the assets in the Account were legally divided either (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses’ Account assets are to be divided, rather than terminating the Income Edge certificate, we will convert the jointly-owned certificate into an individually-owned Income Edge certificate for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the certificate for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the Income Edge certificate will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse’s death.

Former spouses that divide their Account into two new Accounts and request that their Income Edge be converted to two individual Income Edge certificates should be aware that the two new Accounts must be invested in accordance with an eligible model portfolio and that their rights and obligations under the new certificates will be the same as under the individually-owned Income Edge certificate generally.

One Former Spouse Remains the Sole Owner of the Account. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses and the spouse retaining the Account provides us with a complete, new enrollment form for Income Edge, the jointly-owned spousal Income Edge certificate will be terminated and an individually-owned certificate providing the Individual Income Guarantee will be issued to the sole owner. Until we receive such notice and the enrollment form, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Spousal Income Guarantee fee percentage in effect for the certificate. After we receive such notice and the enrollment form, the Individual Income Guarantee fee percentage will apply. See “What does the Income Edge cost?”, previously in this prospectus. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the Income Edge certificate will terminate upon the death of such former spouse, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account. The Income Edge fee will not be charged after the date of death of such former spouse.

The former spouse that remains the owner of the Account and to whom a new individually-owned Income Edge is issued in the circumstances described above should be aware that the Account must remain invested in accordance with an eligible model portfolio and that the former spouse’s rights and obligations under the new Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Both Former Spouses Remain Joint Owners of the Account. If the former spouses provide us with notice that they are to remain the joint owners of the Account and provide us with a complete, new enrollment form for Individual Income Edge the former spouses will continue as the joint owners of a new Individual Income Guarantee to replace the Spousal Income Guarantee upon receipt of a notice of divorce. We will then begin to charge the fee applicable to Individual Income Guarantee. See “What does the Income Edge cost?”, previously in this prospectus. The certificate will terminate upon the first owner’s death, even if such death occurs before we receive notice of the divorce.

Former spouses who remain the joint owners of an Account and continue their joint ownership of a Income Edge certificate in the circumstances described above should be aware that the Account must remain invested in accordance with an eligible asset allocation model and that the former spouses’ rights and obligations under the Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Divorce occurring on or after the Account value is reduced to $0.

If an Income Edge certificate is jointly-owned by spouses, in the event of a divorce that becomes final on or after the Account value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the Income Edge in the manner prescribed by the former spouses pursuant to the terms of the certificate.

Termination of the Income Edge

Voluntary Termination. You may terminate your Income Edge at any time in accordance with notification requirements. No amount of Income Edge fees will be returned to you and your Income Edge will terminate without value. If you decide to terminate your Income Edge, your Account value will remain unchanged. You may not apply for a new Income Edge certificate for 90 days after the voluntary termination.

Cancellation

Once you purchase your Income Edge, you can only cancel it by (i) notifying us in writing that you no longer want the Income Edge and to stop payment of the Income Edge fees from your Account, (ii) closing or transferring your Account or (iii) liquidating all of the investments in your Account.

Automatic Termination. Your Income Edge will automatically terminate upon any of the following events:

Death of an Owner

•	If you purchased the Income Edge with the Individual Income Guarantee, your Income Edge will terminate upon your death or, if the Income Edge was purchased with an IRA, the IRA owner’s death.

•

If you purchased the Income Edge with the Spousal Income Guarantee, upon the death of the first owner to die, the surviving spouse may continue the Income Edge. The Income Edge certificate will terminate upon death of the surviving spouse.

Excess Withdrawals

•	If your Retirement Income Base is reduced to $0 by excess withdrawals, your Income Edge will terminate.

Lifetime Payment Option

•

The Lifetime Payment Option is an option that allows you, at any time, to liquidate all of the investments in your Account and apply the proceeds to purchase a lifetime fixed immediate annuity contract from us. Your annuity payments will never be less than those calculated in accordance with the annuity rates guaranteed in the Income Edge. Your Income Edge certificate will terminate if you elect the Lifetime Payment Option. For more information on the Lifetime Payment Option, see Appendix A.

Non-Compliance with Investment Permitted Ranges

•

Each asset allocation strategy must meet certain investment Permitted Ranges for those strategies designated for use with the Income Edge certificate, which, in certain circumstances, if exceeded, may result in the termination of your Income Edge certificate.

For more information regarding the termination of the Income Edge certificate under such circumstances, see “What Happens if Your Account is Managed Your Account in a Manner Unacceptable to Us?” in this prospectus.

Miscellaneous Provisions

Periodic Communications to Income Edge Owners

The custodian for your Account will provide your periodic statements describing Account information such as transaction summaries, capital gains and losses, and trade confirmations. We will provide periodic notices, including an Income Edge Fee Deduction Notice, Income Edge Adjustment Notice, notices regarding the Annual Optional Increase, and Income Edge Termination Notice, as well as annual information including the Income Edge Anniversary Notice and Income Edge January 1 Notice. The Income Edge Fee Deduction Notice will confirm the withdrawal of Income Edge fees from the Account. The Income Edge Adjustment Notice confirms the following: any withdrawal before the Retirement Income Date, an excess withdrawal on or after the Retirement Income Date, additional contributions that increase the Retirement Income Base, and when the Retirement Income Amount is calculated as a result of the client reaching the Retirement Income Date. The Income Edge Anniversary Notice confirms the Retirement Income Date, the Retirement Income Base, the Retirement Income Amount, the Calendar Yearly-to-Date Withdrawals, the Calendar Year Remaining Amount (if on or after the Retirement Income Date), the Certificate Anniversary, and the Income Edge Fee Percentage. The Income Edge Termination Notice confirms the termination of the Income Edge without value. The Income Edge January 1 Notice confirms the Retirement Income Date, the Retirement Income Base, and the Retirement Income Amount (only after the Retirement Income Date).

Amendments to an Income Edge Certificate

The group annuity contract under which Income Edge certificates are issued, the Income Edge certificate itself, and any individual Income Edge contracts may be amended to conform to changes in applicable law or interpretations of applicable law. Any changes in the Income Edge certificate and/or the group annuity contract under which it is issued, or an individual Income Edge contract may need to be approved by certain state insurance departments. You will receive written notice of such changes in the Income Edge certificate or individual Income Edge contract, as applicable.

Assignment

You may not assign your interest in your Income Edge certificate without our prior written approval.

Taxation of the Income Edge

The following is a general discussion based on current interpretations of current Federal income tax law and is not intended as individual tax advice. This discussion does not cover every situation and does not address all possible circumstances. This discussion does not address the tax treatment of transactions involving investment assets held in your Account except insofar as the Income Edge itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the Income Edge. Estate and inheritance tax consequences will depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. Specifically, we cannot guarantee the income tax status of any contract either currently or in the future. No representation is made regarding the likelihood of continuation of the federal income tax laws or the current interpretations by the Internal Revenue Service (“IRS”). You should consult your own tax advisor regarding the potential tax implications of the Income Edge in light of your particular circumstances.

The Income Edge is novel and innovative and, to date, its proper characterization and consequences for Federal income tax purposes have not been directly addressed in any case, administrative rulings or other published authorities. We have asked the Internal Revenue Service (“IRS”) for specific guidance on these issues that may relate to the Income Edge issued outside an IRA; to date, no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. We make no assurances that the Internal Revenue Service will agree with the interpretations of the expected tax treatment of the Income Edge or the effect (or lack of effect) of the Income Edge on the tax treatment of any transactions involving the Income Edge, contained in this prospectus or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing the Income Edge.

If sold in connection with an Individual Retirement Account (IRA Account), the Income Edge is called a Qualified Income Edge. If the Income Edge is independent of any IRA, it is termed a Non-Qualified Income Edge. Different tax rules apply to Qualified Income Edge and Non-Qualified Income Edge, and the tax rules applicable to the Qualified Income Edge vary according to the type of IRA and the terms and conditions of the plan.

From time to time, there are regulatory or legislation proposals or changes that do or could impact the taxation of annuity contracts and IRAs; if enacted, these changes could be retroactive. At this time, we do not have any specific information about any pending proposals that could affect the certificate. We reserve the right to make changes to the contract to assure that it continues to qualify as an annuity for federal income tax purposes. For a discussion of federal income taxes as they relate to any funds or assets which may impact Income Edge, please see the fund prospectuses relating to these outside funds. For the purposes of this Section the term “policyholder” means you, the certificateholder.

Non-Qualified Income Edge

Treatment of Income Edge as Annuity Contract. Although at this time, there is no direct guidance on this issue, we intend to treat a Non-Qualified Income Edge as an annuity contract for Federal income tax purposes. We are seeking specific guidance from the IRS on the treatment of Non-Qualified Income Edge as an annuity. It is possible that the IRS will characterize Non-Qualified Income Edge as some other type of financial derivative such as an option or a notional principal contract rather than an annuity, possibly with different tax consequences than if it were treated as an annuity. For example, if the Non-Qualified Income Edge were treated as an option with respect to your Account assets, dividends on investments in your Account that would otherwise constitute “qualifying dividend income” might be ineligible for lower tax rates and you may be unable to qualify for long-term capital gain treatment with respect to investments in your Account. In view of the uncertainty of the tax treatment of a Non-Qualified Income Edge, holders or beneficiaries of a Non-Qualified Income Edge should consult their own tax advisors regarding the tax consequences to them of holding a Non-Qualified Income Edge.

In order to be treated as an annuity contract for Federal tax purposes, a contract must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. We believe that by its terms the Income Edge satisfies these requirements. In all events, we will administer the Non-Qualified Income Edge to comply with these Federal tax requirements. Until and unless specifically advised differently by the IRS, we will treat the Non-Qualified Income Edge as an annuity contract that is separate and apart from the assets in your Account for Federal income tax purposes.

Your Account. We believe that, in general, the tax treatment of transactions involving the investments in your Account including redemptions, dispositions and distributions with respect to such investments, more likely than not, will initially and, for most individuals, during the entire period a Non-Qualified Income Edge is in effect, be the same as such treatment would be in the absence of the Income Edge. (The tax treatment of such transactions is beyond the scope of this prospectus, you should consult a tax advisor for further information about the tax treatment of investments covered by the Income Edge.) Thus, we believe, in general, that it is more likely than not that, at least initially and, for most individuals the entire period the Income Edge is in effect, (1) distributions and dividends on your Account will not be treated as payments under the Income Edge, but rather as distributions with respect to such investments; (2) amounts received on redemption or disposition of your investments in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the Income Edge; and (3) the purchase of a Non-Qualified Income Edge will not automatically result in either (a) loss of the benefit of preferential income tax rates currently applicable to dividends paid on investments in your Account otherwise constituting “qualified dividend income” or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when investments in your Account are sold or exchanged. (These conclusions are in part based on the low probability when your Income Edge is issued that your Account value will reach $0 and that you will receive Retirement Income Amount payments thereafter.) We are seeking specific guidance from the IRS on the tax treatment of Non-Qualified Income Edge as an annuity. If the IRS were to decline to issue the guidance we are seeking and were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of investments in your Account. Furthermore, even if our interpretations are correct, it is possible that the tax consequences under the qualified dividend and straddle rules could change depending on changes in your circumstances in future years, particularly if losses are realized at a time when it has become likely that your Account value will reach $0 and you will receive Retirement Income Amount payments thereafter. The tax consequences could also change due to changes in the tax laws. Although the exact nature of any such possible change is speculative, one possibility in the case of the qualified dividend income rules is an increase in the rate applicable to qualified dividend income. Alternatively, the special rate applicable to such income could be eliminated entirely, resulting in dividends being taxed at ordinary income rates. A possible change in the straddle rules is a modification to the scope of those rules, with the result that transactions in an Account not subject to the straddle rules under current law would become subject to the loss deferral and other limitations applicable to straddles. Given the novelty of a Non-Qualified Income Edge, you should consult your own tax advisor as to the tax consequences, if any, of the Income Edge under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.

The following discussion assumes that a Non-Qualified Income Edge will be treated as an annuity contract for federal tax purposes and that the Non-Qualified Income Edge will have no effect on the tax treatment of transactions involving the assets held in your Account.

Payments After Account Value is Reduced to $0. If your Non-Qualified Income Edge is treated as an annuity contract for Federal tax purposes, Retirement Income Amount payments beginning if and when your Account value has been reduced to $0 should generally be treated in part as taxable ordinary income and, while not free from doubt, in part as non-taxable recovery of the aggregate Income Edge certificate fees you have previously paid (your “investment in the contract”) until you recover all of your investment in the contract. (The ratio of taxable-income to recovery of investment amounts will depend on your life expectancy at the time you begin recovering payments). After you recover all of your investment in the contract, payments will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of Retirement Income Amount payments.

Payment of the Income Edge Fee from Account investments. The redemption or disposition of investments in your Account to pay the Income Edge fee will be treated as amounts realized on the sale or exchange of such investments generating taxable gains and/or losses as a result of such sale or exchange, and therefore you will not be able to apply the proceeds from such a redemption or disposition to pay the Income Edge Fee on a tax-free basis. You should consult a tax advisor for further information. The payment of the Income Edge Fee is not a distribution from the Income Edge certificate.

Qualified Income Edge

The Income Edge may be used with traditional Individual Retirement Accounts and Roth IRA Accounts (collectively, “IRA Accounts”). The federal income tax concerns for Non-Qualified Income Edge, as stated above, relating to treatment as an annuity and “straddle” rules do not apply to Qualified Income Edge. The Qualified Income Edge is not available as an Individual Retirement Annuity (IRA Annuity).

The tax rules applicable to a Qualified Income Edge vary according to the type of IRA Account and the terms and conditions of the IRA Account. No attempt is made here to provide more than general information about the use of the Qualified Income Edge with the IRA Account. Participants under such IRA Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA Account may be subject to the terms and conditions of the IRA Accounts themselves or limited by applicable law, regardless of the terms and conditions of the Qualified Income Edge.

We reserve the right to discontinue offering the Income Edge to new certificate holders that plan to use the Income Edge with IRA Accounts. The Qualified Income Edge is available only with respect to the IRA Account for which the Qualified Income Edge is purchased.

The Qualified Income Edge is intended for purchase by the trustee or custodian of IRA Accounts. The Income Edge is owned by the IRA itself.

We are not responsible for determining whether the Qualified Income Edge complies with the terms and conditions of, or applicable law governing, any IRA Account. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA Account. You or a service provider for the IRA Account are responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified Income Edge are consistent with the terms and conditions of the plan and applicable law.

IRA Accounts may be subject to required minimum distribution rules. The value of the guarantee provided by the Qualified Income Edge may have to be taken into Account in determining your required minimum distributions under the IRA Account. Withdrawals from your Account taken to meet required minimum distribution requirements, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the certificate limits for Income Edge and will not reduce your Retirement Income Base. If you pay the Income Edge fee for a Qualified Income Edge with proceeds from your IRA Account, that payment will not be a “distribution” from your IRA Account for purposes of the Code. If you pay the Income Edge fee for a Qualified Income Edge from other assets outside your IRA Account, the Income Edge fee may have tax consequences and also may be treated as an additional contribution to your IRA Account. You should consult a tax advisor for further information.

Under Section 3405 of the Internal Revenue Code taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and (c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions).

Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA”. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA.

Tax on Certain Distributions Relating to IRA Accounts.

Distributions under a Qualified Income Edge may be paid to the IRA Account, if permitted under the terms of the IRA Account, or directly to you. Distributions paid to the IRA Account are not in and of themselves taxable.

In the case of distributions from your traditional IRA Account to you, including payments to you from the Qualified Income Edge, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA Account. Section 72(f) of the Code imposed a 10% penalty tax on the taxable portion of any distribution from IRA Accounts. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. As of January, 2009, the tax penalty will not apply to the following distributions: (a) if distribution is made on or after the date on which the policyholder reaches age 59 1/2; (b) distributions following the death or disability of the policyholder (for this purpose disability is as defined in section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the policyholder or the joint lives (or joint life expectancies) of such policyholder and his or her designated beneficiary; (e) distributions made to the policyholder to the extent such distributions do not exceed the amount allowable as a deduction under Code section 213 to the policyholder for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions from an IRA for the purchase of medical insurance (as described in section 213(d)(1)(D) of the Code) for the policyholder and spouse and dependents if the certain conditions are met; (h) distributions from IRAs for first-time home purchase expenses (maximum $10,000) or certain qualified educational expenses of the policyholder, spouse, children or grandchildren; and (i) distributions from retirement plans to individuals called to active military. Please note that future legislation or regulations may modify the conditions under which distributions may be received from a qualified plan or IRA without tax penalty.

Generally, distributions from a traditional IRA Account must commence no later than April 1 of the calendar year following the later of the year in which the individual attains age 70 1/2. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs and Roth IRAs upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed. The amount that must be distributed is based on Code rules relating to “Required Minimum Distributions.” This RMD takes into consideration the individual’s age, marital status, and account balance, as well as the actuarial value of additional benefits under the contract. An individual is required to take distributions from all of his or her retirement accounts; however, if the individual has two or more accounts, the total amount of RMDs can be taken from one of the multiple accounts. For example, if the individual has a traditional IRA and a section 401(k) account, the individual will have an RMD amount relating to each of these retirement vehicles. The individual can take the total of two RMDs from either or both of the two contracts.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. A tax advisor should be consulted before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Withholding. For both Qualified Income Edge and Non-Qualified Income Edge, any payments from Income Edge will generally be subject to withholding for the recipient’s U.S. Federal income tax liability. We are required to file information returns with the IRS and state taxation authorities in the event that there is a distribution from your contract that may have tax consequences and in certain other circumstances. In order to comply with our requirements, from time to time, we request that the policyholder provide certain information, including social security number or tax identification number and current address.

In addition to information reporting, we are also required to withhold federal income taxes on the taxable portion of any amounts received under the contract unless you elect to not have any withholding or in certain other circumstances. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from such payments, as long as the recipient provides an accurate social security number or tax identification number. Purchasers of a Non-Qualified Income Edge who are not U.S. citizens will generally be subject to U.S. Federal withholding tax on taxable distributions from their Income Edge at a 30% rate, unless a lower treaty rate applies. In addition, purchasers who are not U.S. citizens or residents may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers of a Non-Qualified Income Edge who are not U.S. citizens or residents are advised to consult with a qualified tax adviser regarding U.S. Federal, state, and foreign taxation with respect to the purchase of a Income Edge.

The policyholder is liable for payment of federal income taxes on the taxable portion of any amounts received under Income Edge. There may be penalties if the withholding or estimated tax payments are insufficient. Certain states also require withholding of state income taxes on the taxable portion of amounts received. State laws differ regarding the procedure by which these amounts are computed and the extent to which a policyholder can elect out of withholding.

Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Income Edge offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of an Income Edge in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of the Income Edge for the IRA Account.

About PHL Variable

Overview

Our executive and administrative office is located at One American Row, Hartford, Connecticut, 06103-2899.

PHL Variable is a stock life insurance company. It was incorporated in Connecticut on July 15, 1981 and is a wholly owned subsidiary of Phoenix Life Insurance Company (“Phoenix”) through its holding company, PM Holdings, Inc. Phoenix is a life insurance company, which is wholly owned by The Phoenix Companies, Inc. (“PNX”), which is a manufacturer of insurance, annuity and investment products and services. PNX was organized in Connecticut in 1851 and in connection with its merger in 1992 with Home Life Insurance Company, Phoenix redomiciled to New York.

On June 25, 2001, the effective date of its demutualization, Phoenix converted from a mutual life insurance company to a stock life insurance company and became a wholly owned subsidiary of PNX. In addition, on June 25, 2001, PNX completed its initial public offering (IPO).

The following chart illustrates our corporate structure as of June 30, 2009.

The Phoenix Companies, Inc.—Legal Proceedings about Company Subsidiaries

We are regularly involved in litigation and arbitration, both as a defendant and as a plaintiff. The litigation and arbitration naming us as a defendant ordinarily involves our activities as an insurer, employer, investor or investment advisor. It is not feasible to predict or determine the ultimate outcome of all legal or arbitration proceedings or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our litigation and arbitration matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these matters and the inherent unpredictability of litigation and arbitration, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular quarterly or annual periods.

State regulatory bodies, the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority, or FINRA, the IRS and other regulatory bodies regularly make inquiries of us and, from time to time, conduct examinations or investigations concerning our compliance with laws and regulations related to, among other things, our insurance and broker-dealer subsidiaries, securities offerings and registered products. We endeavor to respond to such inquiries in an appropriate way and to take corrective action if warranted.

For example, in the fourth quarter of 2008, the State of Connecticut Insurance Department initiated the on-site portion of a routine financial examination of the Connecticut domiciled life insurance subsidiaries of Phoenix Life Insurance Company for the five year period ending December 31, 2008.

Regulatory actions may be difficult to assess or quantify, may seek recovery of indeterminate amounts, including punitive and treble damages, and the nature and magnitude of their outcomes may remain unknown for substantial periods of time. It is not feasible to predict or determine the ultimate outcome of all pending inquiries, investigations, legal proceedings and other regulatory actions, or to provide reasonable ranges of potential losses. Based on current information, we believe that the outcomes of our regulatory matters are not likely, either individually or in the aggregate, to have a material adverse effect on our financial condition. However, given the large or indeterminate amounts sought in certain of these actions and the inherent unpredictability of regulatory matters, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operation or cash flows in particular quarterly or annual periods.

Distribution Arrangements

We have entered into a distribution agreement with our affiliate, PEPCO, for the distribution of the Income Edge certificate. PEPCO and PHL Variable Insurance Company have entered into a selling agreement with Investors Capital Corporation for the sale of the certificates. We do not pay cash or any other compensation to PEPCO for sales of the Income Edge certificates. We do cover certain expenses related to its operating and other expenses, including the following sales expenses: compensation and bonuses for PEPCO’s management team, advertising expenses, and other expenses of distributing the certificates. PEPCO’s management team also may be eligible for non-cash compensation items that we may provide jointly with PEPCO. Non-cash compensation items include conferences, seminars and the cost of attending (including travel lodging and meals), entertainment, merchandise and other similar items.

PEPCO’s principal executive offices are located at 610 W.Germantown Pike, Suite 460, Plymouth Meeting, Pennsylvania, 19462. PEPCO is registered as a broker-dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority, or (“FINRA”).

As noted above, PEPCO and PHL Variable Insurance Company have entered into a selling agreement with Investors Capital Corporation for the sale of the Income Edge certificates. Investors Capital Corporation receives no commissions or any other cash or non-cash compensation from PEPCO and PHL Variable Insurance Company for the sale of the Income Edge.

We pay third parties not affiliated with Investors Capital or PHL Variable for wholesale distribution activities related to the certificates. These payments will not exceed 0.10% of the Retirement Income Base for certificates with Account value greater than zero. We intend to recoup sales expenses through Income Edge fees or from our general account.

Legal Matters

Kathleen A. McGah, Vice President and Assistant Secretary, PHL Variable Life Insurance Company, has provided opinions regarding the status of Income Edge under the federal securities laws and state insurance and securities laws. Laurie Lewis, Counsel has provided opinions regarding the federal tax status of Income Edge.

Experts

The financial statements of PHL Variable Insurance Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K, as amended by Form 10-K/A Amendment No. 1, for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Annual Statements

At least once a year prior to the maturity date, we will send you a statement containing information about your Income Edge.

Definitions

The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

Term	Page Number

Account	4
Annual Optional Increase	23
Certificate	10
Covered Assets	4
General Account	7
Income Edge	4
Income Edge Fee	5
Individual Income Guarantee	11
Individual Retirement Account (“IRA Account”)	11
Lifetime Payment Option	36
Model Portfolios	12
Non-Qualified Income Edge	29
Permitted Ranges	6
Qualified Income Edge	11
Certificate Anniversary Date	4
Certificate Effective Date	4
Retirement Income Amount	18
Retirement Income Base	20
Retirement Income Date	18
Spousal Income Guarantee	11
Withdrawal	17

Appendix A

Lifetime Payment Option

At any time before your Account value reduces to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must terminate your Investor Protector Account, liquidate all of the investments in your Account, and apply the proceeds to purchase a separate, supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your Income Edge certificate. These payments are not the same as payments that might commence after your Account value reduces to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your Income Edge will terminate. The annuity payment rate used to calculate the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10 year age set back and an interest rate of 2.5%. The 10 year age set back reflects the improved mortality for insureds. Your payments would be higher under the 2000 Individual Annuity Mortality Table if there were no 10 year age set back. You should consult with your Investors Capital affiliated representative before you decide to select this Lifetime Payment Option. It may be more appropriate to maintain your Account and not terminate the Income Edge. If you elect the Lifetime Payment Option, your Account will be closed and your investment advisory agreement with Investors Capital with respect to the Investor Protector Account covered by the certificate will terminate.

Misstatements

If you misstate your sex or age for the Lifetime Payment Option, we will reduce the level of payments and/or suspend the payments until the overpayment is repaid to us because of the misstatement of age or sex. For example, if you are male and misrepresent that you are female, and also misrepresent that you are younger than you actually are, your level of payments should have been lower than your actual payments based on the 2000 Individual Annuity Mortality Table. In this case, we may either readjust your level of payments and/or suspend the payments until the overpayment is repaid to us.

Taxation of the Lifetime Payment Option

Non-Qualified Income Edge

•

Liquidation of Account Investments to Purchase the Lifetime Payment Option. The liquidation of your Account investments to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will be a taxable event, and you will not be able to apply the proceeds therefrom to purchase the Lifetime Payment Option provided under a Non-Qualified Income Edge on a tax-free basis.

•

Taxation of Distributions From the Lifetime Payment Option. If you exercise your right to liquidate your Account and to apply the proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract (discussed further below). Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed as distributions. Annuity payments should generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. Distributions from an annuity contract are generally subject to withholding for the recipient’s U.S. Federal income tax liability. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from distributions.

If you exercise your right to liquidate your Account and apply all of the proceeds to the Lifetime Payment Option, your investment in the contract should be equal to the Account value applied to the Lifetime Payment Option plus, while not free from doubt, the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge. With respect to the inclusion of the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge in your investment in the contract for the Lifetime Payment Option, it is possible that the IRS may take the position that the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge do not constitute part of your investment in the contract when you have elected the Lifetime Payment Option, on the theory that such charges do not constitute amounts paid for the Lifetime Payment Option.

While for tax reporting purposes we currently intend to include any aggregate Income Edge Fees you previously paid for your Non-Qualified Income Edge in the investment in the contract should you elect the Lifetime Payment Option, you should consult a tax advisor on this matter as it is not free from doubt.

Qualified Income Edge

•

Liquidation of Account investments to Purchase the Lifetime Payment Option. The liquidation of your Account within your IRA Account to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will not be a taxable event.

•

Taxation of Distributions from the Lifetime Payment Option. Distributions paid to you from your IRA Account, including distributions pursuant to the Lifetime Payment Option, will be taxable under the rules applicable to your IRA Account. You should consult a tax advisor for further information.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee of $279.00

Estimated Printing and Filing Costs $40,000

Estimated Accounting Fees $4,000

Item 14.	Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes states that: “a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive.”

Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: “Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.”

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

1.	Underwriting Agreement.

2.	Not applicable.

3.	(i) Articles of Incorporation – Incorporated by reference to Registrant’s Filing on Form S-1 (File No. 333-55240) filed via Edgar on February 8, 2001.

(ii) Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to Registrants Filing S-1 (File No. 333-87218) filed via Edgar on May 1, 2004.

4.	(a) Form of Group Annuity Contract. Incorporated by reference to Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 (file number 333-137802), dated February 25, 2008

(b) Form of Group Annuity Certificate. Incorporated by reference to Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 (file number 333-137802), dated February 25, 2008.

5.	Opinion regarding Legality. Filed herewith as exhibit 23(b).

6.	Not applicable.

7.	Not applicable.

8.	Opinion regarding Tax Matters. Filed herewith.

9.	Not applicable.

10.1	Strategic Alliance Agreement. Filed herewith.

10.2	Selling Agreement. To be filed by amendment.

11.	Not applicable.

12.	Not applicable.

13.	Not applicable.

14.	Not applicable.

15.	Not applicable.

16.	Not applicable.

S-1

17.	Not applicable.

18.	Not applicable.

19.	Not applicable.

20.	Not applicable.

21.	The Registrant has no subsidiaries.

22.	Not Applicable.

23.	(a) Consent of independent registered public accounting firm. Filed herewith.

23.	(b) Opinion and Consent of Counsel. Filed herewith.

24.	Powers of Attorney. Filed herewith.

25.	Not applicable.

26.	Not applicable.

Item 17.	Undertakings

The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

S-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 17th day of August, 2009.

PHL VARIABLE INSURANCE COMPANY

By:
* Philip K. Polkinghorn
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

*Peter A. Hofmann	Chief Financial Officer

*David R. Pellerin	Chief Accounting Officer

*Edward W. Cassidy	Director

*Christopher M. Wilkos	Director

By:	/s/ Kathleen A. McGah
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.